Exhibit 10.1

$125 Million Senior Secured Term Loan Agreement among California Coastal Communities, Inc., as Borrower, and KeyBank National Association, as Lender and Agent, et. al., dated September 15, 2006.

$125,000,000.00

SENIOR SECURED TERM LOAN AGREEMENT

AMONG

CALIFORNIA COASTAL COMMUNITIES, INC.,
AS BORROWER

AND

CERTAIN SUBSIDIARIES OF BORROWER FROM TIME TO TIME PARTY HERETO, AS GUARANTORS

AND

KEYBANK NATIONAL ASSOCIATION, AS LENDER AND AGENT

AND

WACHOVIA BANK, N.A AS SYNDICATION AGENT

THE OTHER FINANCIAL INSTITUTIONS WHICH ARE OR MAY BECOME A LENDER PARTY TO THIS AGREEMENT

AND

KEYBANC CAPITAL MARKETS, AS LEAD ARRANGER

i

v

THIS SENIOR SECURED TERM LOAN AGREEMENT (this “Agreement”) is made as of the 15th day of September, 2006, by and among CALIFORNIA COASTAL COMMUNITIES, INC., a Delaware corporation (“Borrower”), certain subsidiaries of the Borrower time to time party hereto (each individually a “Guarantor” and collectively the “Guarantors”), KEYBANK NATIONAL ASSOCIATION, a national banking association (“KeyBank”), the other financial institutions which are or may become lender parties hereto pursuant to §17 (each individually the “Lender” and collectively, the “Lenders”), KEYBANK NATIONAL ASSOCIATION, a national banking association, as Agent for the Lenders (the “Agent”), WACHOVIA BANK, N.A. as Syndication Agent and Lender and KEYBANC CAPITAL MARKETS, a business unit of KeyBank, as Lead Arranger.

RECITALS

WHEREAS, all capitalized terms used herein shall have the meanings ascribed thereto under §1.1;

WHEREAS, the Borrower and the Guarantors are affiliated entities engaged in a common enterprise, and will each benefit from each being a party to this Agreement;

WHEREAS, the Borrower, the Guarantors, the Lenders, and the Agent desire to fund a term loan in the amount of $125,000,000.00; and

WHEREAS, the parties desire to enter into this Agreement in order to accomplish the foregoing;

NOW, THEREFORE, in consideration of the above recitals and the mutual covenants contained herein, the parties hereto hereby agree as follows:

1.             DEFINITIONS AND RULES OF INTERPRETATION.

1.1           Definitions.  The following terms shall have the meanings set forth in this §1 or elsewhere in the provisions of this Agreement referred to below:

Affiliates.  As applied to any Person, any other Person (i) which directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with that Person, or (ii) which owns beneficially or of record twenty percent (20%) or more of the voting stock or other voting equity interests of that Person.  For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possessing directly or indirectly, the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, limited liability company or partnership interests, by contract, family relationship or otherwise.

Agent.  KeyBank, acting as Agent for the Lenders, and its successors and assigns.

Agent’s Head Office.  Agent’s administrative office located at 127 Public Square, Cleveland, OH 44114, Attn:  Real Estate Division, or at such other location as Agent may designate from time to time.

Agreement.  This Senior Secured Term Loan Agreement, including the Schedules and Exhibits attached hereto.

Appraisal.  An appraisal of the Fair Market Value of real property, in full compliance with FIRREA, taking into account the current permissible uses and future development for such property under existing laws and regulations applicable thereto, independently and impartially prepared in writing by a qualified appraiser selected and retained by the Agent, who is not employed by the Borrower or an Affiliate of Borrower; the form and substance of such appraisal to be reviewed and approved by the Agent in the exercise of its commercially reasonable discretion.

Appraised Value.  The Fair Market Value determined by the most recent Appraisal obtained pursuant to §5.2.

Applicable Margin. For each Libor Rate Loan the Applicable Margin shall be 2.75% and for each Prime Rate Loan the Applicable Margin shall be .25%.

Asset Value.  The most recent Appraised Value plus (y) Hard Costs incurred subsequent to the most recent Appraisal allocated to the Project (including any Qualified Project) less (z) an amount equal to seventy-two percent (72%) of the gross closing proceeds for any Unit; provided however, if gross closing proceeds are less than ninety percent (90%) of the projected gross closing proceeds as set forth in each Project Budget for such Unit, Agent may reset the percentage set forth above for purposes of determining the Asset Value in its commercially reasonable discretion and provided further, that for any Qualified Project the ratio may be set at such percentage as Agent may elect in its commercially reasonable discretion.

Assignment and Acceptance.  See §17.1.

Authorized Officer.  The President, Chief Executive Officer, Vice President, Secretary or Assistant Secretary of the Borrower or any Guarantor, or Borrower’s or Guarantor’s managing constituents.

Balance Sheet Date.  June 30, 2006.

Bonding Obligations.  The potential monetary liability of the Borrower or any Guarantor with respect to completion bonds, letters of credit or other similar instruments that are required by insurance companies that issue completion bonds, cities, counties or governmental agencies in connection with the development of Owned Land, the creation of residential communities, and the construction of Homes, but excluding letters of credit delivered as earnest money, option deposits or other consideration in connection with the purchase of Land.

Borrower.   California Coastal Communities, Inc., a Delaware corporation.

Brightwater Project.  The 356 unit planned residential community located in Huntington Beach, California which constitutes one or more Units of Owned Land together with any other improvements constructed or under construction thereon.

Business Day.  Any day on which banking institutions in Cleveland, Ohio are open for the transaction of banking business and, in the case of LIBOR Rate Loans, which also is a LIBOR Business Day.

Business Plan.  The annual Business Plan of Borrower, which Business Plan shall be a detailed estimate of projected income, cash flow, land development costs and other capital expenditures of Borrower for each Fiscal Quarter.  Each Business Plan shall contain a reasonable estimate by the Borrower of the income and expenditures for the Borrower for the period covered thereby and shall be prepared by the Borrower in good faith and in accordance with sound accrual basis accounting practices applied on a consistent basis in accordance with GAAP.

CERCLA.  The Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. §9601, et seq.

Change of Control.  A Change of Control shall occur if, without Agent’s prior written consent:

(a)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of fifty percent (50%) or more of the equity securities of Borrower entitled to vote for members of the board of directors or equivalent governing body of Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b)           during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c)           with respect to any Guarantor, if Borrower or Guarantor Transfers any of its respective interest in such Guarantor or Transfers any rights to control the decision making of any such Guarantor; (ii) there is an admission of any new stockholder of any Guarantor; or (iii) there is a Transfer of all or substantially all of the assets of Borrower or any Guarantor in violation of the terms of this Agreement.

Code.  The Internal Revenue Code of 1986, as amended.

Collateral.  All of the property, rights and interests of Signal Landmark in the Project which are subject to the second lien and mortgage created by the Second Lien Security Documents, together with all of the property, rights and interests of the Borrower and each Pledgor in the Equity Interests and including without limitation all other collateral now or hereafter existing and pledged or conveyed as security for the Obligations and created by the Security Documents.

Collateral Assignment of Hedge Agreement.  That certain Collateral Assignment of Hedge Agreement dated as of the effective date hereof together with all other documents, instruments or agreements now or hereafter executed or delivered by or on behalf of the Borrower or the Guarantors in connection with the Collateral Assignment of Hedge Agreement.

Commitment.  With respect to each Lender, the amount set forth on Schedule 1.0 hereto as the amount of such Lender’s commitment to make or maintain Loans on the Effective Date to the Borrower in an amount up to, but not exceeding, the amount set forth for such Lender on Schedule 1.0 hereto as such Lender’s “Commitment Amount.”

Compliance Certificate.  See §7.6(d).

Consolidated.  With reference to any term defined herein, that term as applied to the accounts of a Person and its Affiliates, consolidated or combined in accordance with Generally Accepted Accounting Principles.

Consolidated Tangible Net Worth.  The amount by which Consolidated Total Assets exceeds Consolidated Total Liabilities less, to the extent included in Consolidated Total Assets, the sum of (a)-(b) below (provided that for purposes of this definition any deferred tax asset shall, with out double counting, be included in the definition of Total Assets and not excluded as an intangible asset pursuant to (a) or (b) below):

(a)           the total book value of all assets of a Person properly classified as intangible assets under Generally Accepted Accounting Principles, including such items as goodwill, the purchase price of acquired assets in excess of the fair market value thereof, trademarks, trade names, service marks, brand names, copyrights, patents and licenses, and rights with respect to the foregoing (but excluding without duplication the sum of any deferred tax assets to the extent included in the calculation of Consolidated Total Assets of the Borrower);

(b)           all amounts representing any write-up in the book value of any assets of a Person resulting from a revaluation thereof subsequent to the Balance Sheet Date;

Consolidated Total Assets.  Total Assets of the Borrower determined on a Consolidated basis in accordance with GAAP.

Consolidated Total Liabilities.  Total Liabilities of the Borrower determined on a Consolidated basis in accordance with GAAP.

Conversion Request.  A notice given by Borrower to the Agent to convert or continue a Loan in accordance with §3.5.

Default.  The occurrence of any event that would constitute an Event of Default, but for the giving of notice or the passage of time or both.

Default Rate.  As to any loan Type the rate of interest then in effect for such loan plus four percent (4%).

Distribution.  With respect to any Person, the declaration or payment of any cash, cash flow, dividend, distribution (including without limitation any share repurchase), on or in respect of any shares of any class of capital stock, partner’s interest, member’s interest or other beneficial interest of such Person; the purchase, redemption, exchange or other retirement of any shares of any class of capital stock, partner’s interest, member’s interest or other beneficial interest of such Person, directly or indirectly through a Subsidiary of such Person or otherwise; the return of capital by a Person to its shareholders, partners, members or other beneficial owners as such; or any other distribution on or in respect of any shares of any class of capital stock, partner’s interest, member’s interest or other beneficial interest of such Person.

Dollars or $.  Dollars in lawful currency of the United States of America.

Domestic Lending Office.  Initially, the office of each Lender designated as such in Schedule 1.0, hereto, and; thereafter, such other office of such Lender, if any, located within the United States that will be making or maintaining Prime Rate Loans.

EBITDA.  For any period, the sum of the amounts for such period of Borrower’s Net Income on a Consolidated basis, plus (i) charges against income for foreign, federal, state and local taxes, plus (ii) Interest Expense, plus (iii) depreciation, plus (iv) amortization expense, including, without limitation, amortization of goodwill and other intangible assets, plus (v) extraordinary losses, minus (vi) extraordinary gains.

Effective Date.  The date of this Agreement first above written.

Eligible Assignee.  Any of (i) a commercial bank organized under the laws of the United States, any State thereof or the District of Columbia, and having total assets in excess of $5,000,000,000.00, (ii) a savings and loan association or savings bank organized under the laws of the United States, any State thereof or the District of Columbia, and having a net worth of at least $100,000,000.00, calculated in accordance with generally accepted accounting principles, (iii) a commercial bank organized under the laws of any other country which is a member of the OECD, or a political subdivision of any such country, and having total assets in excess of $1,000,000,000.00, provided that such bank has a branch or agency in the United States and is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD, (iv) the central bank of any country which is a member of the OECD, (v) the then existing Lenders, (vi) investment or mutual funds managed by an investment advisor which manages or advises a Lender, and (vii) all of the entities described in subsections (i) through (iv), (vi), and other lending institutions or entities, all being reasonably acceptable to the Agent and to Borrower so long as no Default or Event of Default has occurred and is continuing.

Employee Benefit Plan.  Any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by Borrower or Guarantor or any ERISA Affiliate thereof, other than a Multiemployer Plan.

Entitlements.  All licenses, permits, zoning designations, and other rights granted by any applicable governmental authority that are required for the construction of the Horizontal Improvements and the development of Lots and construction of Homes in connection with any Project or Other Project which shall mean the following together with all governmental prerequisites thereto: (i) a vesting tentative map for the Land which authorizes residential uses has been approved by the applicable local authority or governmental body responsible for recording such plats in the county or city where such Project or Other Project is situated; and (ii) the Borrower or Guarantor has obtained site plan approval for such Project or Other Project by the applicable division of such local authority or governmental body responsible for approving such site plan where such Project or Other Project is situated. For purposes of Borrower’s representations and warranties herein, the foregoing definition shall not apply to those certain seven (7) lots located on the northeastern corner of the Brightwater Project laying outside of

Borrower’s tentative tract map and which are awaiting approval from the City of Huntington Beach.

Environmental Engineer.  A firm of independent professional engineers or other scientists generally recognized as expert in the detection, analysis and remediation of Hazardous Materials and related environmental matters, such firm being reasonably acceptable to the Agent.

Environmental Indemnity Agreement.  An agreement made by Borrower and the Guarantors in favor of the Agent, pursuant to which the Borrower and Guarantors agree to indemnify the Agent and the Lenders with respect to Hazardous Materials and Environmental Laws pursuant to the terms and subject to the limitations of such agreement, such Environmental Indemnity Agreement to be in form and substance reasonably acceptable to the Agent.

Environmental Laws.  Any federal, state or local judgment, decree, order, law, license, rule or regulation pertaining to the protection of human health or the environment, including without limitation, those arising under the Resource Conservation and Recovery Act, CERCLA, the Superfund Amendments and Reauthorization Act of 1986, the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act.

Equity Interest.  The voting and economic interest of each Person whether now existing or hereafter acquired by Borrower and its Subsidiaries and which shall be pledged as collateral for the Obligations hereunder pursuant to the Pledge Agreement.

ERISA.  The Employee Retirement Income Security Act of 1974, as amended and in effect from time to time.

ERISA Affiliate.  Any Person which is treated as a single employer with Borrower or a Guarantor under §414 of the Code.

ERISA Reportable Event.  A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived.

Event of Default.  The occurrence of any of the events set forth in §11.1.

Fair Market Value.  The price a willing buyer would pay to a willing seller in an arm’s length transaction with neither party being under a compulsion to act as determined by the Agent in its commercially reasonable discretion.

Federal Funds Rate.  Any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to KeyBank on such day on such transactions as determined by Agent.

Financial Covenants.  The covenants and conditions set forth at §9 of this Agreement.

FIRREA.  Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (12 U.S.C. 3331 et seq.), as amended from time to time.

Fiscal Quarter.  The fiscal quarter of the Borrower or each Guarantor as applicable, being a three (3) month period, corresponding with a calendar quarter.

Generally Accepted Accounting Principles or GAAP.  Principles that are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors (or successor organizations), as in effect from time to time and (ii) consistently applied with past financial statements of the Borrower adopting the same principles; provided that a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in Generally Accepted Accounting Principles) as to the financial statements in which such principles have been properly applied.  If any changes in Generally Accepted Accounting Principles with which the independent certified accountants of the Borrower concur result in a change in the basis of calculating any of the Financial Covenants, standards or terms contained in this Agreement, the Borrower and the Agent agree to amend such covenant calculations, standards or terms to reflect such changes in Generally Accepted Accounting Principles so that the criteria for evaluating the financial condition of the Borrower shall be the same after such changes as if such changes had not been made.

Guaranteed Pension Plan.  Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

Guarantor(s).  Individually and collectively all material Subsidiaries of the Borrower, whether now or hereafter existing.  As the effective date the Guarantors are as designated on Schedule 1.1(g) attached hereto and thereafter shall include any other Subsidiary that may execute and deliver a guaranty of the Obligations after the date hereof.

Guaranty or Guarantees.  The Unconditional Guaranty Agreement whereby each Guarantor agrees to jointly and severally pay to the Agent and be personally responsible for the payment of all of the Obligations and the Environmental Indemnity Agreements each dated of even date herewith made by each of the Guarantors in favor of the Agent and any guaranties of the Obligations executed by a Guarantor after the date hereof, all such guaranties to be in form and substance reasonably satisfactory to the Agent as of the date such guaranties are delivered, and as the same may be modified or amended hereafter.

Hard Costs.  The actual direct costs of the development and construction of the Project together with such additional costs of the Project deemed to create value and which are typically capitalized in accordance with GAAP (as the same may be approved by Agent in its commercially reasonable discretion).

Hazardous Material.  Any substance regulated under any Environmental Law due to its carcinogenic, corrosive, inflammable, or toxic characteristics, any “hazardous substances” as defined under CERCLA, any poly-chlorinated biphenyl, any asbestos containing materials, any mold or fungus, and any petroleum products or wastes, except those substances, used in accordance with applicable law, that are customarily used in the development of real estate similar to the Projects.

Hedge Agreement.  Any interest rate cap, collar, or swap agreement or similar protective arrangement entered into between Borrower or any Guarantor and any Bank with respect to the Loans, including without limitation that certain ISDA Master Agreement to be entered into by

Borrower as of the Effective Date hereof for a minimum of fifty percent (50%) of the Total Commitment and with a termination date of not less than thirty (30) months after the Effective Date.

Home.  A for sale attached or detached single family dwelling, whether a conventional home constructed on a separate fee simple absolute lot, a condominium, a townhome, or as part of a planned unit development.  This definition shall not include any housing developed for rental purposes.

Homeowners Association.  Any association formed with respect to a Project for the governance of a Project or Other Project eventually by third-party homeowners, and for the ownership of common areas or amenities of a Project or Other Project.

Horizontal Improvements.  Utilities, including water and sewer, curbs, gutters, stormwater detention structures, and dedicated roadways built in relation to Homes and/or Lots, and in material compliance with and permitted under applicable governmental laws and regulations all constructed within easements or rights-of-way dedicated or granted to the applicable governmental authority, utility company or Homeowners Association or created or reserved pursuant to a declaration of easements or similar instrument.

Housing Purchase Contract.  Any legal, valid, binding and enforceable written agreement in substantially such form as has been approved in writing by the Agent for the sale of individual Homes to any bona fide unaffiliated purchaser entered into by a Borrower or Guarantor in the ordinary course of its business, with customary terms and conditions and that provides for a cash down payment of not less than the lesser of (i) 3.0% of the purchase price or (ii) such smaller percentage as prevailing for that product type customary in the market where the Unit is located.  Such contract shall contain no contingencies other than those that are customary in the market for which the Homes are located including without limitation contingencies pertaining to the completion and inspection of the Home, purchaser’s financing, condition of title or the sale of the purchaser’s existing home (unless terminable at the request of the Borrower within 72 hours of request) or as otherwise permitted in writing by the Agent.

Indebtedness.  All obligations, contingent and otherwise that in accordance with Generally Accepted Accounting Principles should be classified upon such Person’s balance sheet as liabilities, or to which reference should be made by footnotes thereto, including in any event and whether or not so classified:  (i) all debt and similar monetary obligations, whether direct or indirect; (ii) all liabilities secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; (iii) all guarantees, endorsements and other contingent obligations whether direct or indirect in respect of indebtedness of others, including any obligation to supply funds to or in any manner to invest directly or indirectly in a Person, to purchase indebtedness, or to assure the owner of indebtedness against loss through an agreement to purchase goods, supplies or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise, and the obligation to reimburse the issuer in respect of any letter of credit; (iv) all subordinated debt; (v) all indebtedness, obligations or other liabilities under or with respect to (a) interest rate swap, collar, cap or similar agreements providing interest rate protection and (b) foreign currency exchange agreements; (vi) current liabilities of a Person incurred in the ordinary course of business including credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services; and (vii) Bonding Obligations.

Inspector.  The third-party construction inspector retained by the Agent at the expense of the Borrower.

Installment Amount.  The amount so calculated pursuant to §4.7(a).

Interest Expense.  With respect to any fiscal period, all interest expense (whether directly expensed or included in costs of goods sold) determined in the calculation of Net Income (Loss) in accordance with GAAP.

Interest Incurred. All interest paid or accrued by Borrower and each Subsidiary on a Consolidated basis.

Interest Payment Date.  As to each Prime Rate Loan, the first day of each calendar month after the making of such Loan, and with respect to each LIBOR Rate Loan, the last day of the applicable Interest Period therefore; provided that if any such Interest Period is greater than one (1) month, then the Interest Payment Date shall be at each one (1) month interval following the making of the LIBOR Rate Loan.

Interest Period.  With respect to each LIBOR Rate Loan, (i) initially, the period commencing on the Drawdown Date for such Loan and ending 1, 2, 3 or 6 months thereafter and (ii) thereafter, each subsequent period commencing on the day following the last day of the preceding Interest Period and ending 1, 2, 3 or 6 months thereafter provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(a)           if any Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a LIBOR Business Day, that Interest Period shall end and the next Interest Period shall commence on the next preceding or succeeding LIBOR Business Day as determined conclusively by the Reference Lender in accordance with the then current bank practice in the London Interbank Market; and

(b)           no Interest Period relating to any LIBOR Rate Loan shall extend beyond the Maturity Date.

Interest Reserve Account.  The interest bearing account opened in the name of the Borrower with the Agent at the Administrative Agent’s Head Office for deposit of the Interest Reserve Amount from the proceeds of the Loan.

Interest Reserve Amount.  As defined in §2.2(b).

Investment.  With respect to any Person, all shares of capital stock, partnership interests, limited liability company interests, evidences of Indebtedness and other securities issued by any other Person, all loans, advances, or extensions of credit to, or contributions to the capital of, any other Person, all purchases of the securities or business or integral part of the business of any other Person and commitments and options to make such purchases, all interests in real property, and all other investments; provided, however, that the term “Investment” shall not include (i) equipment, vehicles, construction equipment, heavy machines, tools, building materials, fixtures, appliances, inventory and other tangible personal property acquired in the ordinary course of business or used in the development of the Projects or the construction of Homes, or (ii) current trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms.

Joinder Agreement.  An agreement in the form attached to the Guaranty, whereby a Person shall become an additional joint and several Guarantor.

Joint Venture.  Any Person (other than a Subsidiary) in which Borrower holds any stock, partnership interest, joint venture interest, limited liability company interest or other equity interest.

KeyBank.  KeyBank National Association, a national banking association.

Land.  Real property, together with all of the tenements, hereditaments, easements, rights-of-way, rights, privileges and appurtenances thereunto belonging or in any way pertaining thereto, all reversions, remainders, and all of the estate, right, title, interest, claim and demand whatsoever of any Person therein and in the streets, alleys, vaults and ways adjacent thereto, all rights to the use of common drive entries, all rights pursuant to any reciprocal easement agreement or trackage agreement, all strips and gores within or adjoining such property, all the air space and right to use the air space above such property, all transferable development rights arising therefrom or transferred thereto, and all drainage, mineral, water, oil and gas rights with respect to such property, either at law or in equity, if any, in possession or expectancy, now or hereafter acquired.

Lenders.  KeyBank, each other financial institution party hereto as Lender and any other Person who becomes an assignee of any rights of a Lender pursuant to §17, as is defined in the first paragraph of this Agreement.

Leverage Ratio.  The ratio of Consolidated Total Liabilities (and including without duplication all guarantees, endorsements and other contingent obligations whether direct or indirect in respect of indebtedness of others) to Consolidated Tangible Net Worth.

LIBOR Business Day.  Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London.

LIBOR Lending Office.  Initially, the office of each Lender designated as such on Schedule 1.0 hereto, and, thereafter, such other office of such Lender, if any, designated by such Lender to make or maintain its LIBOR Rate Loans.

LIBOR Rate.  As applicable to any LIBOR Rate Loan, the rate per annum as determined on the basis of the offered rates for deposits in Dollars, for a period of time comparable to the Interest Period for such LIBOR Rate Loan which appears on the Dow Jones Market Services (f/k/a Telerate News Services), page 3750, titled as “British Banker Association Interest Settlement Rates,” as of 11:00 a.m.  London time on the day that is two LIBOR Business Days preceding the first day of the Interest Period for such LIBOR Rate Loan; provided, however, if the rate described above does not appear on such service on any applicable interest determination date, the LIBOR Rate shall be the rate (rounded upward, if necessary, to the nearest one one-hundredth of a percentage point), determined on the basis of the offered rates for deposits in Dollars for a period of time comparable to the Interest Period for such LIBOR Rate Loan which are offered by four major banks in the London interbank market at approximately 11:00 a.m.  London time, on the day that is two (2) LIBOR Business Days before the first day of the Interest Period for the LIBOR Rate Loan as selected by the Agent.  The principal London office of each of the four major London banks will be requested to provide a quotation of its Dollar deposit offered rate.  If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations.  If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in Dollars to leading European banks for a period of time comparable to the Interest Period for such LIBOR Rate Loan offered by major banks in New York City at approximately 11:00 a.m. New York City time, on the day that is two LIBOR Business Days before the first day of the Interest Period for the LIBOR Rate Loan.  In the event that the Agent is unable to obtain any such quotation as provided above, it will be deemed that the LIBOR Rate for a LIBOR Rate Loan cannot be determined.  In such event, the Loan shall bear interest at the Prime Rate as adjusted by the Applicable Margin.  In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Percentage with respect to LIBOR deposits of the Agent, then for any period during which such Reserve Percentage shall apply, the LIBOR Rate shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.

LIBOR Rate Loans.  Loans bearing interest calculated by reference to a LIBOR Rate.

Loan or Loans.  An individual term loan or the aggregate term loans, as the case may be, to be made by the Lenders on the Effective Date hereunder as provided in §2.2.

Loan Documents.  This Agreement, the Note, the Fee and Expense Letter, the Guaranty, the Security Documents, and all other documents, instruments or agreements now or hereafter executed or delivered by or on behalf of the Borrower or the Guarantors in connection with the Loan.

Lock Out Period.  The period commencing on the Effective Date and continuing until the one year anniversary thereof.

Lot.  A single family residential lot located or to be located within any Project.

Majority Lenders.  As of any date, the Lender or Lenders whose aggregate principal amount of the outstanding Loans are greater than fifty percent (50%) of the Total Commitment provided that in the event that one Lender has an aggregate principal amount of the outstanding Loans equal to or greater than such percentage (the “Sole Majority Lender”) then this definition of Majority Lender shall include the Sole Majority Lender and a minimum of one other Lender.

Material Adverse Effect.  A materially adverse effect on (a) the business, assets, liabilities, condition (financial or otherwise), results of operations or business prospects of the Borrower, Guarantors or any Project, (b) the ability of the Borrower or the Guarantors to perform their obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any of the Loan Documents, (d) the rights and remedies of the Lenders and the Agent under any of the Loan Documents or (e) the impairment or condition of any Project or any portion thereof which would prevent it from completion of a master planned community as set forth in each Project Budget.

Maturity Date.  September 15, 2011 or such earlier date on which the Loans shall become due and payable pursuant to the terms hereof.

Model Home.  Any Home used for prospective sales display.

Monetary Event of Default  means a Default under the Senior Project Revolver that can be cured by the payment of money.

Multiemployer Plan.  Any multiemployer plan within the meaning of §3(37) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate.

Net Income (or Loss).  With respect to any Person, for any fiscal period, the net income (or loss) of such Person, after deduction of all expenses, taxes and other proper charges, all determined in accordance with Generally Accepted Accounting Principles.

Notes.  The term loan promissory notes, by the Borrower, in favor of the Lenders evidencing the Loans in substantially the form of Exhibit “A” attached hereto.

Notice.  See §18.

Obligations.  All Indebtedness, obligations and liabilities of the Borrower to any of the Lenders and the Agent, individually or collectively, jointly and severally, under any of the Loan Documents or in respect of any of the Loans or the Notes, whether existing on the date of this Agreement or arising or incurred hereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, including advances made by the Agent to protect or preserve the Collateral or the security interests therein, and including interest and fees that accrue after the commencement by or against Borrower or any Guarantor of any proceeding under the U.S.  Bankruptcy Code or other similar law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. To the extent this definition of “Obligations” is referenced in any Security Document, the definition shall also include any Indebtedness, obligations and liabilities of any Borrower under any Hedge Agreements.

OECD.  Organization for Economic Cooperation and Development.

Other Collateral Documents.  That certain Collateral Assignment of Project Documents of even date executed by Signal Landmark and that certain Collateral Assignment of Lot Purchase Contracts of even date executed by Signal Landmark together with such other security agreements or assignments as may be required by Agent from time in connection with the grant of a second in priority lien on the Project, and all as amended, and any other document given to and accepted by the Agent purporting to secure the Obligations.

Other Project.  Any other planned residential community which constitutes one or more Lots or parcels together with any Homes, Lots or other improvements constructed or under construction thereon located within a discrete single family residential development on which a Subsidiary of Borrower (i) may develop or has developed Lots for the construction of Homes to be sold to individual buyers, (ii) will construct or has constructed Homes, or (iii) will develop or has developed Lots for sales of Lots in bulk to other developers.

Owned Land.  Any Project (including a Qualified Project) and each Other Project.

PATRIOT Act.  The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

PBGC.  The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

Pension Plan.  See §6.25(a).

Permitted Liens.  Liens, security interests and other encumbrances permitted by §8.2.

Person.  Any individual, corporation, partnership, limited liability company, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

Plan Asset Regulations.  See §7.14.

Pledge Agreement.  That certain Pledge Agreement by Borrower and the Pledgors in favor of the Agent for the benefit of the Lenders whereby Agent and Lenders shall receive a first in priority pledge of and security interest in 100% of the Equity Interest of each material Subsidiary of Borrower and each material Subsidiary of the Pledgors.

Pledgors.  Those Pledgors from time to time party to the Pledge Agreement.

Prime Rate.  The higher of (i) the variable per annum rate of interest so designated from time to time by the Agent at the Agent’s Head Office as its “prime rate” or (ii) the Federal Funds Rate plus one-half percent (0.5%).  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer.  Changes in the rate of interest resulting from changes in the Prime Rate shall take place immediately without notice or demand of any kind.

Prime Rate Loans.  Those Loans bearing interest calculated by reference to the Prime Rate.

Project(s).  The Brightwater Project together with any Other Projects classified as Qualified Projects from time to time.

Project Budget.  With respect to any Project, the budget for total estimated Project Costs as well as the number of units and projected sales for any Project (including such information with respect to deliveries, production, and revenues) as submitted by Borrower (and any Subsidiary owning a Qualified Project) to the Agent, in form and substance acceptable to and approved by the Agent, in its commercially reasonable discretion. The Project Budget for the Brightwater Project is  attached hereto as Exhibit “H”.

Project Costs.  For any Project, the sum of (i) the costs of the land development costs and of the Land (if applicable) and all labor, materials, fixtures, machinery and equipment required to develop, construct, equip and complete the development of the residential Lots and construction of Homes and related amenities thereon, and (ii) title insurance premiums, survey charges, engineering fees, architectural fees, real estate taxes, appraisal costs, premiums for insurance, marketing, advertising and sales costs, legal fees, accounting fees, overhead and administrative costs and all other expenses which are expenditures relating to any Project and are not described in clause (i) above, that will be incurred by Borrower or any Subsidiary in connection with the acquisition (if applicable), development and construction of the Project.  Overhead and administrative costs shall be limited to the amounts set forth in the Project Budget.

Project Indebtedness to Project Value Ratio.  As of any date, the ratio of (i) the sum of the principal amount of (x) the Obligations hereunder (y) Indebtedness in connection with the Senior Project Revolver and (z) all other Indebtedness associated with any Qualified Project to the (ii) Asset Value of the Projects (including any Qualified Project).

Qualified Project.  The Brightwater Project and any Other Project which the Lenders may approve as a Qualified Project in their sole and complete discretion.

Reemployment Period.  The period of time so defined under §4.7(a).

Reference Lender.  KeyBank.

Register.  See §17.3.

Release.  Any release, spill, leak, discharge, injection, escape, disposal or dumping of Hazardous Materials.

Release Price.  See §5.4(d).

Reserve Percentage.  As of any date, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed on member banks of the Federal Reserve System against “Euro-currency Liabilities” as defined in Regulation D.

SEC.  The United States Securities and Exchange Commission.

Second Lien Security Documents.  That certain Second Lien Deed of Trust from Signal Landmark, a California corporation (“Signal Landmark”) to the Agent for the benefit of the Lenders, together with the Other Collateral Documents relating to the Brightwater Project and granting Agent for the benefit of the Lender a second in priority lien and mortgage in all of Signal Landmark’s interest therein, as the same may be modified or amended from time to time.

Section or §.  Any particular section of this Agreement.

Security Documents.  Each Pledge Agreement and any further endorsements or collateral assignments to the Agent for the benefit of the Lenders, including, without limitation, UCC financing statements in connection with the pledge of the Equity Interest, the Collateral Assignment of Hedge Agreement and the Second Lien Security Documents.

Senior Project Revolver.  That certain $100,000,000.00 Senior Secured Project  Revolver Facility made by KeyBank and certain other financial institutions party thereto in favor of Borrower dated as of the date hereof, as the same may be amended, restated, supplemented or otherwise modified from time to time that is secured by the Brightwater Project.

Senior Project Revolver Loan Documents.  That certain Senior Secured Revolving Credit Facility Agreement together with all other documents, instruments or agreements now or hereafter executed or delivered by or on behalf of the Borrower or Signal  Landmark or Signal Holdings in connection with the Senior Project Revolver.

Signal Holdings. Signal Landmark Holdings Inc., a Delaware corporation and the 100% shareholder of Signal Landmark.

Signal Landmark.  Signal Landmark, a California corporation.

Spec Home.  A Lot on which vertical construction of a Home beyond the foundation has commenced and for which no Housing Purchase Contract has been executed by Signal Landmark and which remains in effect.

Subsidiary.  For any Person, any corporation, association, partnership, limited liability company, trust, or other business or legal entity of which such Person shall at any time own or control directly or indirectly at least a majority (by number of votes or controlling interest) of the outstanding voting power to elect a majority of the board of directors of or other individual performing similar functions of such corporation, association, partnership, limited liability company, trust, or other business or legal entity (without regard to the occurrence of any contingency), and shall include without limitation all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.

Test Date.  With respect to any fiscal period the last day of such fiscal period.

Total Assets.  All assets of the Borrower calculated in accordance with GAAP.

Total Commitment.  The sum of the Commitments of the Lenders which are to be fully funded on the Effective Date being $125,000,000.00. Any repayments of the Total Commitment shall permanently reduce the amounts available to Borrower and the Total Commitment or the Loans funded thereto may not be re-borrowed or re-advanced thereafter.

Total Liabilities.  All liabilities of the Borrower calculated in accordance with GAAP.

Transfer.  To sell, assign, convey, transfer, exchange, give, grant, pledge, mortgage, grant a security interest in, encumber or otherwise hypothecate or dispose of property, rights or interests, directly or indirectly, voluntarily or by operation of law.

Type.  As to any Loan, its nature as a Prime Rate Loan or a LIBOR Rate Loan.

Uncured Non-Monetary Event of Default  shall mean a Default under the Senior Project Revolver that cannot be cured by the payment of money that has not been cured within ninety (90) days of the date of its occurrence.

Unit.  Any Lot or Home.

Vested.  As to any permit, license, zoning ordinance or rights thereunder, grant of rights under an order of development of regional impact, or any other governmental entitlement, the status wherein such governmental right has been granted in accordance with all applicable governmental regulations, and all appeal periods have expired with respect to such grant or issuance.

Welfare Plan.  See §6.25(b).

Yield Termination Amount.  An amount equal to the product of (i) the (a) Applicable Margin as of such date multiplied by (b) the existing Total Commitment as of such date multiplied by (ii) the number of days then remaining until the expiration of the Lock Out Period divided by 365 days.

1.2           Rules of Interpretation.  The following general rules of construction shall apply to this Agreement:

(a)           A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.

(b)           The singular includes the plural and the plural includes the singular.

(c)           A reference to any law includes any amendment or modification to such law.

(d)           A reference to any Person includes its permitted successors and permitted assigns.

(e)           Accounting terms not otherwise defined herein have the meanings assigned to them by Generally Accepted Accounting Principles applied on a consistent basis by the accounting entity to which they refer.

(f)            The words “include,” “includes” and “including” are not limiting.

(g)           The words “approval” and “approved” as the context so determines, means an approval in writing given to the party seeking approval after full and fair disclosure to the party giving approval of all material facts necessary in order to determine whether approval should be granted.

(h)           All terms not specifically defined herein, or by Generally Accepted Accounting Principles, that are defined in the Uniform Commercial Code as in effect in the State of California shall have the meanings assigned to them therein.

(i)            Reference to a particular “§,” refers to that section of this Agreement unless otherwise indicated.

(j)            The words “herein,” “hereof,” “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

2.                                       THE TERM LOAN FACILITY.

2.1           Relationship of the Borrower and the Guarantors.

Each of the Guarantors is a Subsidiary of the Borrower and is engaged in a related business and a common enterprise with Borrower.  Each of the Guarantors acknowledges and agrees that it has and will receive value and benefit from this Agreement, and that such value and benefit constitutes good and valuable consideration for each Guarantor’s execution of this Agreement, the Guaranties, and any of the other Loan Documents to which the Guarantors are a party.  The Guarantors have executed this Agreement at the request of the Agent and the Lenders to evidence certain covenants, representations, and warranties as herein provided of the Guarantors in favor of the Agent and the Lenders.  The Guarantors acknowledge that the Agent and the Lenders would be unwilling to enter into this Agreement without the execution hereof and the Guaranties by the Guarantors.

2.2           Term Loan.

(a)           Loans. Subject to the terms and conditions set forth in this Agreement, each of the Lenders severally agrees to lend to the Borrower the Loans on the Effective Date in an amount equal to the Total Commitment; provided that no Lender shall have any obligation to make Loans to the Borrower in an aggregate principal amount outstanding of more than the principal amount of such Lender’s Commitment herein.

(b)           Interest Reserve.  On the Effective Date, Agent shall set aside out of the undisbursed proceeds of the Loan an interest reserve for payment of Interest Incurred in the amount equal to not less than twelve (12) months of projected Interest Incurred for the Loan (the “Interest Reserve Amount”). The Interest Reserve Amount shall be deposited in the Interest Reserve Account. Borrower hereby grants to the Agent on behalf of the Lenders a perfected, first-in-priority security interest in and to all funds now or at any time hereafter held on deposit in the Interest Reserve Account to secure the payment and performance of the Obligations, and the Agent shall have all rights and remedies available to a secured party under the Uniform Commercial Code with respect to such funds. Nothing set forth in this Section 2.2(b) shall be deemed to limit or impair Borrower’s obligation to pay interest and all other amounts due hereunder as and when such amounts become due. The aggregate amount of the Interest Reserve shall be deducted from the proceeds of the Loan otherwise available for disbursement in accordance with this Agreement.  Notwithstanding the foregoing, Agent may in its commercially reasonable discretion disburse the Interest Reserve Amount in payment of Interest Incurred. The Interest Reserve Amount shall be required to be fully funded at all times (with Borrower agreeing to repay any balance or disbursements in such Interest Reserve Account on each Interest Payment Date and in any event no later than five (5) Business Days after notice from Agent as to such deficiency).  At such time as the  Borrower commences deliveries of Homes for the Brightwater Project pursuant to the Housing Purchase Contracts the Interest Reserve Amount shall be reduced to an amount not less than three (3) months of projected Interest Incurred for the Loan.

2.3           Notes.  The Loans shall be evidenced by separate Notes, each executed by the Borrower, dated of even date with this Agreement.  One Note shall be payable to the order of each Lender in the principal amount equal to such Lender’s Commitment plus interest accrued thereon, as set forth in this Agreement.  In the event a Note is lost, destroyed or mutilated at any time prior to payment in full of the indebtedness evidenced thereby, the Borrower shall execute a new note substantially in the form of such Note.  The replacement Note shall recite the circumstances of the reissue of the Note and shall state that it is a replacement promissory note.  The Notes shall not be necessary to establish the indebtedness of the Borrower to the Lenders on account of the Loans made pursuant to this Agreement.

3.             FEES, INTEREST, AND OTHER CHARGES.

3.1           Closing Fees.  The Borrower agrees to pay the Agent certain fees in connection with the Loans as expressly provided in the Fee and Expense Letter.

3.2           Interest on Loans.  Each Prime Rate Loan shall bear interest at the Prime Rate plus the Applicable Margin.  Each LIBOR Rate Loan shall bear interest at the LIBOR Rate plus the Applicable Margin.

3.3           Payment of Interest on Loans and Choice of Interest Rate.  Interest shall be payable by the Borrower in arrears on each Interest Payment Date, in installments of all accrued and unpaid interest.  A final installment of all accrued and unpaid interest shall be due and payable on the Maturity Date. Any Loan shall, at the option of Borrower, be made either as a Prime Rate Loan or as a LIBOR Rate Loan; provided, however, that (i) Borrower may not select a LIBOR Rate Loan (i) with respect to a Loan, the proceeds of which are to reimburse the Agent pursuant to an Obligation due and payable hereunder, or (ii) if, at the time of such Loan, a Default or Event of Default has occurred and is continuing.

3.4           Conversion Options.

(a)           Conversion.  Borrower may elect from time to time to convert any of the Loans to a Loan of another Type and such Loan shall thereafter bear interest as a Prime Rate Loan or a LIBOR Rate Loan, as applicable; provided that (i) with respect to any such conversion of a LIBOR Rate Loan to a Prime Rate Loan, Borrower shall give the Agent at least three (3) Business Days’ prior written notice of such election (and the Agent will notify the Lenders two (2) days prior to such conversion), and such conversion shall only be made on the last day of the Interest Period with respect to such LIBOR Rate Loan; (ii) with respect to any such conversion of a Prime Rate Loan to a LIBOR Rate Loan, Borrower shall give the Agent at least three (3) Business Days’ prior written notice of such election (and the Agent will notify the Lenders two (2) days prior to such election) and the Interest Period requested for such Loan.  The principal amount of the Loan so converted shall be in a minimum aggregate amount of $1,000,000.00 or an integral multiple of $100,000.00 in excess thereof and, after giving effect to the conversion of such Loan, there shall be cumulatively for the Borrower no more than four (4) LIBOR Rate Loans outstanding at any one time; and (iii) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing.  All or any part of the Loans of any Type may be converted as provided herein, provided that no partial conversion shall result in a Prime Rate Loan in an aggregate principal amount of less than $225,000.00 or a LIBOR Rate Loan in an aggregate principal amount of less than $1,000,000.00 and that the aggregate principal amount of each Loan shall be in an integral multiple of $100,000.00.  On the date on which such conversion is being made, each Lender shall take such action as is necessary to transfer its Commitment Percentage of such Loans to its Domestic Lending Office or its LIBOR Lending Office, as the case may be.  Each Conversion Request relating to the conversion of a Prime Rate Loan to a LIBOR Rate Loan shall be irrevocable by Borrower.

(b)           Continuation.  Any Loan may be continued as such Type upon the expiration of an Interest Period with respect thereto by compliance by Borrower with the terms of this §3.6(b), provided that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Prime Rate Loan on the last day of the Interest Period relating thereto ending during the continuance of any Default or Event of Default.

(c)           Automatic Conversion.  In the event that Borrower does not notify the Agent of its election hereunder with respect to any LIBOR Rate Loan at least three (3) Business Days prior to the last day of the applicable Interest Period, such Loan shall be automatically converted to a Prime Rate Loan at the end of the applicable Interest Period.

(d)           Timing of Conversion Request.  Any Conversion Request shall be given to the Agent prior to 1:00 p.m.  (Cleveland, Ohio time) in order for such Business Day to count toward the minimum number of Business Days required.

3.5           Inability to Determine LIBOR Rate.  In the event that, prior to the commencement of any Interest Period relating to any LIBOR Rate Loan, the Agent shall, in the exercise of its good faith business judgment, determine that adequate and reasonable methods do not exist for ascertaining the LIBOR Rate for such Interest Period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Lenders) to the Borrower and the Lenders.  In such event (a) any Loan Request with respect to LIBOR Rate Loans shall be automatically withdrawn and shall be deemed a request for Prime Rate Loans, (b) all Conversion Requests shall be automatically withdrawn and (c) each LIBOR Rate Loan will automatically, on the last day of the then current Interest Period thereof, become a Prime Rate Loan, and the obligations of the Lenders to make LIBOR Rate Loans shall be suspended until the Agent determines in the exercise of its good faith business judgment that the circumstances giving rise to such suspension no longer exist, whereupon the Agent shall so notify Borrower and the Lenders.

3.6           Illegality.  Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or the interpretation or application thereof shall make it unlawful, or any central bank or other governmental authority having jurisdiction over a Lender or its LIBOR Lending Office shall assert that it is unlawful, for any Lender to make or maintain LIBOR Rate Loans, such Lender, after taking all commercially reasonable efforts to resolve such illegality, including the designation of a different LIBOR Lending Office, shall forthwith give notice of such circumstances to the Agent and Borrower and thereupon (a) the commitment of the Lenders to make LIBOR Rate Loans or convert Loans of another Type to LIBOR Rate Loans shall forthwith be suspended and (b) the LIBOR Rate Loans then outstanding shall be converted automatically to Prime Rate Loans on the last day of each Interest Period applicable to such LIBOR Rate Loans or within such earlier period as may be required by law.

3.7           Interest on Overdue Amounts; Late Charges; Default Rate Interest.  Overdue principal and (to the extent permitted by applicable law) interest on the Loans and all other overdue amounts payable hereunder or under any of the other Loan Documents shall bear interest at the Default Rate, until such amount shall be paid in full (after as well as before judgment), or if such rate shall exceed the maximum rate permitted by law, then at the maximum rate permitted by law.  In addition, the Borrower shall pay a late charge equal to four percent (4%) of any amount of interest and/or principal payable on the Loans, except upon maturity or acceleration, or any other amounts payable under the Loan Documents, which is not paid within ten (10) days of the date when due.  Further in addition, upon the occurrence of an Event of Default, at the election of the Agent, the Loans shall bear interest at the Default Rate prior to acceleration.  All late charges and Default Rate interest shall be immediately due and payable.

3.8           Computations.  All computations of interest on the Loans and of other fees to the extent applicable shall be based on a 365-day year and paid for the actual number of days elapsed.  Whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension.

3.9           Limitation on Interest.  Notwithstanding anything in this Agreement to the contrary, all agreements between the Borrower and the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law.  If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations, such excess shall be refunded to the Borrower.  All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law.  This §3.9 shall control all agreements between the Borrower, the Lenders and the Agent.

4.                                       REPAYMENT AND CERTAIN GENERAL PROVISIONS.

4.1           Maturity.  The Borrower promises to pay on the Maturity Date, and there shall become absolutely due and payable on the Maturity Date, all of the Loans on such date, together with any and all accrued and unpaid interest thereon and all fees owed hereunder.

4.2           Mandatory Prepayments.  Borrower promises to pay when the same may become due and payable the following amounts:

(a)           Required Amortization. Borrower shall make principal installments to the Agent for the benefit of the Lenders in an amount sufficient to cause the outstanding principal balance of the Loans to be at or below the following levels by the following dates:  December 31, 2008: $110,000,000.00; on September 30, 2009:  $85,00,000.00; on September 30, 2010: $50,000,000.00. Thereafter the remaining principal balance of the Loans shall be payable in four consecutive quarterly equal installments of $12,500,000.00 at the end of such quarter with the outstanding principal balance of the Loan together with all accrued and unpaid interest thereon and any other Obligations maturing and becoming immediately due and payable on the Maturity Date.

(b)           Project Indebtedness to Project Value Compliance.  In addition, in the event that Borrower shall not comply with the Project Indebtedness to Project Value ratio as set forth in §9.3 herein, Borrower shall repay the portion of the outstanding principal balance of the Loan necessary to resume and continue in compliance with such ratio.

4.3           Optional Prepayments.  After the Lock Out Period, the Borrower shall have the right, at its election, to prepay the Loans as a whole or in part, at any time without penalty or premium, except as provided in §4.7.  The Borrower shall give the Agent, no later than 2:00 p.m., Cleveland, Ohio time, at least three (3) Business Days prior written notice of any prepayment pursuant to this §4.3, in each case specifying the proposed date of payment of the Loans and the principal amount to be paid. If Borrower pays any installment of principal prior to the end of the Lock Out Period, Borrower shall pay the Yield Termination Amount in connection with such prepayment. The terms and conditions of this Section 4.3 shall not be applicable to receipt of proceeds from Release Prices as provided herein.

4.4           Funds for Payments.

(a)           Payment.  All payments of principal, interest, other fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Agent, for the respective accounts of the Lenders and the Agent, as the case may be, at the Agent’s Head Office, no later than 1:00 p.m.  (Cleveland, Ohio time) on the day when due, in each case in immediately available funds.  The Agent is further hereby authorized to advance amounts as Loans for the payment of the Obligations on the dates when the amount thereof shall become due and payable if the Borrower does not pay such amounts when due.

(b)           Setoff, Deduction, Etc.  All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding.  If any such obligation is imposed upon the Borrower with respect to any amount payable by it under any of the Loan Documents, the Borrower will pay to the Agent, for the account of the Lenders or the Agent (as the case may be), on the date on which such amount is due and payable under such Loan Document, such additional amount in Dollars as shall be necessary to enable the Lenders or the Agent to receive the same net amount which the Lenders or the Agent would have received on such due date had no such obligation been imposed upon the Borrower.  The Borrower will deliver promptly to the Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document.

4.5           Additional Costs, Etc.  Notwithstanding anything herein to the contrary, if any present or future applicable law, or any amendment or modification of present applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and legally binding interpretations thereof by any court or by any governmental or other regulatory body or official with appropriate jurisdiction charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Lender or the Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

(a)           subject any Lender or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the other Loan Documents, such Lender’s Commitment, or the Loans (other than taxes based upon or measured by the income or profits of such Lender or the Agent);

(b)           materially change the basis of taxation (except for changes in taxes on income or profits) of payments to any Lender of the principal of or the interest on any Loans or any other amounts payable to any Lender under the Loan Documents;

(c)           impose or increase or render applicable any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against any Loan; or

(d)           impose on any Lender or the Agent any other conditions or requirements with respect to this Agreement, the other Loan Documents, the Loans, such Lender’s Commitment, or the class of loans or commitments of which any of the Loans or such Lender’s Commitment forms a part;

and the result of any of the foregoing is (i) to increase the cost to any Lender of making, funding, issuing, renewing, extending or maintaining any of the Loans or such Lender’s Commitment, (ii) to reduce the amount of principal, interest or other amounts payable to such Lender or the Agent hereunder on account of such Lender’s Commitment or any of the Loans, or (iii) to require such Lender or the Agent to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or the Agent from the Borrower hereunder, then, and in each such case, such Lender shall deliver to the Borrower thirty (30) days prior written notice of such Lender’s intent to request payment pursuant to this §4.5, and the Borrower will, within thirty (30) days of demand made by such Lender or (as the case may be) the

Agent, pay to such Lender or the Agent such additional amounts as such Lender or the Agent shall determine in good faith to be sufficient to compensate such Lender or the Agent for such additional cost, reduction, payment or foregone interest or other sum.  Each Lender and the Agent in determining such amounts may use any reasonable averaging and attribution methods, generally applied by such Lender or the Agent.

4.6           Capital Adequacy.  If after the date hereof any Lender determines that (a) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by any governmental authority charged with the administration thereof, or (b) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy or any amendment or change in interpretation of any existing guideline, request or directive (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s commitment to make Loans hereunder to a level below that which such Lender or holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify Borrower thereof.  The Borrower agrees to pay to such Lender the amount of such reduction in the return on capital as and when such reduction is determined upon presentation by such Lender of a statement of the amount setting forth the Lender’s calculation thereof.  In determining such amount, such Lender may use any reasonable averaging and attribution methods.  Notwithstanding the foregoing, the Borrower shall have the right, in lieu of making the payment referred to in this §4.6, to prepay the Loan of the applicable Lender within forty-five (45) days of such demand for payment and avoid the payment of the amounts otherwise due under this §4.6, provided, however, that the Borrower shall be required to pay, together with such prepayment of the Loan, all other costs, damages and expenses otherwise due under this Agreement as a result of such prepayment.

4.7.          Indemnity by Borrower.  If, due to prepayments made by the Borrower or due to acceleration of the maturity date of any LIBOR Rate Loans pursuant to the terms of this Agreement, or due to any other reason, the Agent receives payments of principal on any LIBOR Rate Loans other than on the last day of an Interest Period, the Borrower shall, upon demand by the Agent, pay to the Agent for the benefit of the applicable Lenders any amounts required to compensate any such Lenders for any losses, costs or expenses which such Lenders may reasonably and actually incur as a result of such prepayment, including without limitation, any loss, costs or expenses incurred by reason of liquidation or reemployment of deposits or other funds acquired by such Lenders to fund or maintain their portion of the LIBOR Rate Loans.  Such compensation shall include, without limitation, an amount calculated as follows:

(a)           First, the Agent shall determine in good faith the amount by which (i) the total amount of interest which would have otherwise accrued hereunder on each installment of principal so paid, during the period beginning on the date of such payment and ending on the date such installment would have been due (the “Reemployment Period”), exceeds (ii) the total amount of interest which would accrue during the Reemployment Period, on a deposit in the interbank LIBOR borrowing market in an amount equal (as nearly as may be) to the amount of principal so paid and to have a maturity comparable to the Reemployment Period.  Each such amount is hereafter referred to as an “Installment Amount”.

(b)           Second, each Installment Amount shall be treated as payable as of the date on which the related principal installment would have been payable by the Borrower had such principal installment not been prepaid.

(c)           Third, the amount to be paid on each such date shall be the present value of the Installment Amount determined by discounting the amount thereof from the date on which such Installment Amount is to be treated as payable, at the same annual interest rate as that payable upon the interbank LIBOR deposit designated as aforesaid by the Agent.

5.                                       COLLATERAL.

5.1           Collateral.  The Obligations shall be secured by (i) a perfected first priority lien (or with respect to the Second Lien Security Documents, by a perfected second priority lien) or security title and security interest to be held by the Agent for the benefit of the Lenders in all of the Collateral, all pursuant to the terms of the Security Documents, (ii) the Guarantees and (iii) such additional collateral, if any, as the Agent for the benefit of the Lenders from time to time may accept or require as security for the Obligations. Borrower shall, and or Borrower shall cause Guarantors to, grant a perfected first priority (or second priority with respect to Signal Landmark) security interest in the Collateral.

5.2           Appraisals; Adjusted Value.

(a)           Initial Appraisal.  Agent has received and approved that certain initial Appraisal report dated July 14, 2006 for the Brightwater Project performed by Cushman & Wakefield.

(b)           Subsequent Appraisals.  The Agent may also, for the purpose of determining the current Asset Value of any Project or Other Projects of Borrower or Guarantors obtain additional or interim Appraisals updating and revising prior Appraisals with respect to any Project or Other Projects (i) in any event not later than after twelve (12) months from the date of the commission of the preceding Appraisal, (ii) at any time, at the Agent’s commercially reasonable discretion; provided no Default or Event of Default exists, Borrower shall not be required to pay for Appraisals from and after the Effective Date obtained pursuant to this subsection (ii) more frequently than once every twelve (12) months, or (iii) at any time following a condemnation of more than an immaterial portion of any Project (as reasonably determined by the Agent) or any material adverse change with respect to any Project (provided that such Appraisal shall be limited to the affected Project).  Subject to the limitation set forth in the immediately preceding sentence, the expense of such Appraisals and updates performed pursuant to this §5.2 shall be at the cost of Borrower.

(c)           Appraisal Variations.  The Borrower acknowledges that the Agent may make changes or adjustments to the value set forth in any Appraisal as may be required by the appraisal department of the Agent in the exercise of its good faith business judgment, and that the Agent is not bound by the value set forth in any Appraisal performed pursuant to this Agreement and does not make any representations or warranties with respect to any such Appraisal.  The Borrower further agrees that the Lenders shall have no liability as a result of or in connection with any such Appraisal for statements contained in such Appraisal, including without limitation, the accuracy and completeness of information, estimates, conclusions and opinions contained in such Appraisal, or variance of such Appraisal from the fair value of such property that is the subject of such Appraisal given by the local tax assessor’s office, or the Borrower’s idea of the value of such property.

5.3           Project Inspections.  The Agent, through the Inspector or any other designee, may inspect each Project at its commercially reasonable discretion during normal business hours to confirm compliance with this Agreement and each Project Budget.  The reasonable fees and expenses of all such inspections shall be at the expense of the Borrower, and the Agent shall provide Borrower with a monthly invoice for such fees and expenses.  Nothing contained herein, however, shall operate to impose an inspection obligation on the Agent or to create any representation or warranty by the Agent to the Borrower or the Lenders regarding the condition of the Projects.

5.4           Release of Brightwater Collateral.  Borrower may request and Agent shall grant (so long as no Default or Event of Default has occurred and is continuing or would occur as a result thereof) a release of any Collateral conveyed pursuant to the Second Lien Security Documents from time to time subject to the following terms and conditions:

(a)           Purchase Price Such Collateral is sold or conveyed pursuant to a bona fide arm’s length sale or transaction in the ordinary course of Borrower’s business to a party that is not an Affiliate of Borrower, with the sale price or contribution value of such Collateral being equal to the Fair Market Value; and

(b)           Compliance with Agreements The purchaser of such Collateral shall have complied with all the material terms and conditions required to be performed by such purchaser under its agreement with Borrower prior to the delivery of a deed for such Collateral.

(c)           Mechanics of Releases.  Signal Landmark shall prepare such deeds, surveys, title insurance endorsements, proof of zoning and utility availability and other requirements as the Agent may request in connection with any release.  All of the foregoing shall be at the sole cost of Signal Landmark.

(d)           Minimum Release Prices.  At such time that Borrower delivers a Unit, Borrower shall pay the following amount to the Agent under the Senior Project Revolver at the time of such sale, transfer or conveyance equal to:

(i)            $600,000.00 per Unit until such time as fifty (50) Units are delivered; and

(ii)           $1,000,000.00 per Unit thereafter.

The Agent under the Senior Project Revolver shall immediately deliver sixty (60) percent of the applicable amount to the Agent for application to the Obligations.

The Release Price shall be delivered to the Agent of the Senior Project Revolver for application in the following percentages:  (i) sixty (60) percent to this Senior Term Loan and (ii)  forty (40) percent to the Senior Project Revolver.  During the pendency of a Monetary Event of Default or an Uncured Non-Monetary Event of Default,  all proceeds equal to the Release Price shall be retained by the Agent under the Senior Project Revolver and applied in accordance with the agreements governing the Senior Project Revolver.  During this period the Lenders shall have no right to any of the proceeds.

(e)           Other Releases     The requirements set forth above shall not apply and the Agent or its duly authorized attorney-in-fact shall release any Collateral conveyed without consideration (i) pursuant to a corrective deed, (ii) for use as greenbelt, (iii) to a Homeowners Association in the normal course of business, (iv) for dedication of public rights-of-way for roads or utilities or (v) in order to satisfy a requirement of a governmental authority.  In addition to the foregoing, the Agent shall in its commercially reasonable discretion subordinate any liens imposed by the other Security Documents to subdivision declarations, utility easements, and similar instruments appropriate for development.

6.                                       REPRESENTATIONS AND WARRANTIES.

Each of Borrower and the Guarantors hereby makes the following representations and warranties to the Agent and the Lenders (with respect to any representation made herein exclusively by Borrower or by any Guarantor such representation or warranty shall be deemed to be additionally made on behalf of any Consolidated Person with respect to such Borrower or such Guarantor in each instance):

6.1           Corporate Authority, Enforceability, and Ownership.

(a)           Organization; Good Standing.  Borrower and each Guarantor is duly incorporated or formed pursuant to its articles of incorporation or formation, as the case may be, filed with the Secretary of State of Delaware or California, respectively and is validly existing and in good standing under the laws of the State of California. Borrower and each Guarantor is qualified to do business in each State where Borrower is required to be so qualified pursuant to the local laws thereof or where the failure to be qualified could have a Material Adverse Effect on Borrower or any Project.  Each of Borrower and the Guarantors (i) has all requisite power to own its respective properties and conduct its respective business as now conducted and as presently contemplated, and (ii) to the extent applicable, is in good standing as a foreign entity and is duly authorized to do business in the jurisdictions where legally necessary for the conduct of its business.

(b)           Authorization.  The execution, delivery and performance of the Loan Documents to which the Borrower or the Guarantors are or are to become a party and the transactions contemplated hereby and thereby (i) are within the authority of such Person, (ii) have been duly authorized by all necessary proceedings on the part of such Person, (iii) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which such Person is subject or any judgment, order, writ, injunction, license or permit applicable to such Person, (iv) do not and will not (whether with the passage of time or the giving of notice, or both) conflict with or constitute a default under any provision of the articles of incorporation, articles of organization, partnership agreement, declaration of trust or other charter documents, bylaws or operating agreement of, or any agreement or other instrument binding upon, such Person or any of its properties, and (v) do not and will not result in or require the imposition of any lien or other encumbrance on any of the properties, assets or rights of such Person, except for the liens and security title granted by the Loan Documents.

(c)           Enforceability.  The execution and delivery of the Loan Documents to which the Borrower or the Guarantors are or are to become a party are or will be, as the case may be, valid and legally binding obligations of such Person enforceable in accordance with the respective terms and provisions hereof and thereof, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights.

(d)           Ownership.  The ownership of Borrower and each Subsidiary of Borrower or any Guarantor and Joint Venture of Borrower or any Guarantor is as set forth on the organizational chart set forth as Exhibit “B” hereto.

6.2           Default Under Organizational Documents and Operating Agreements.  No director, officer, member or shareholder of Borrower or Guarantor is in default in the performance of any of its obligations under the respective organizational documents of Borrower or Guarantor.

6.3           Subsidiaries and Joint Ventures.  Neither Borrower nor any Guarantor owns any Subsidiary or any interest in any other Person or in any Joint Venture except as shown on Exhibit “C” hereto.

6.4           Governmental Approvals.  The execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrower or the Guarantors are or are to become a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any governmental agency or authority other than those already obtained and the filing of the Security Documents in the appropriate records office.

6.5           Chief Executive Office.  The chief executive office of the Borrower is and shall be located at 6 Executive Circle, Suite 250, Irvine, CA 92614.

6.6           Fiscal Year.  The Borrower and each Guarantor has a fiscal year ending December 31 of each calendar year.

6.7           Transaction in Best Interests of Borrower and Guarantors; Consideration.  Borrower and Guarantors are engaged in a common enterprise and related line of business. The transaction evidenced by the Loan Documents is in the best interests of the Borrower, the Guarantors and the creditors of such Persons.  The direct and indirect benefits to inure to the Borrower and the Guarantors pursuant to this Agreement and the other Loan Documents constitute substantially more than “reasonably equivalent value” (as such term is used in Section 548 of the Bankruptcy Code) and “valuable consideration,” “fair value,” and “fair consideration” (as such terms are used in any applicable state fraudulent conveyance law), in exchange for the Obligations of the Borrower and the Guarantors, and but for the willingness of the Guarantors to execute and deliver the Guaranties, the Borrower would be unable to obtain the financing contemplated hereunder which financing will enable the Borrower to have available financing to conduct and expand its business.

6.8           No Fraudulent Intent.  Neither the execution and delivery of the Loan Document nor the performance of any actions required hereunder or thereunder is being undertaken by Borrower or any Guarantor with or as a result of any actual intent by any of such Persons to hinder, delay or defraud any entity to which any of such Persons is now or will hereafter become indebted.

6.9           Regulations U and X.  No portion of any Loan is to be used by the Borrower for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

6.10         Investment Company Act.  Neither the Borrower nor any of the Guarantors is an “investment company,” or an “affiliated company” or a “principal underwriter” of an “investment company,” as such terms are defined in the Investment Company Act of 1940.

6.11         Reportable Transaction.  Neither the Borrower, nor any Guarantor, any non-Borrower trustor, nor any subsidiary of any of the foregoing intends to treat the Loans or the transactions contemplated by this Agreement and the other Loan Documents as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4).  If the Borrower, or any other party to the Loan Documents, determines to take any action inconsistent with such intention, the Borrower will promptly notify the Agent thereof.  If the Borrower so notifies the Agent, the Borrower acknowledges that the Agent may treat the Loans as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and the Agent will maintain the lists and other records, including the identity of the applicable party to the Loans as required by such Treasury Regulation.

6.12         Tax Status.  Each of the Borrower and the Guarantors (a) has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, if applicable or required, except to the extent such Person has obtained an extension of the deadline to file such return, (b) has paid all taxes and other private or governmental assessments and charges shown or determined to be due on such returns, reports and declarations, if applicable or required, except those being contested in good faith and by appropriate proceedings and (c) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply, if applicable or required.  There are no unpaid taxes or assessments in any material amount claimed to be due by the taxing authority of any jurisdiction or pursuant to any private agreement except for those that are being contested as permitted in this Agreement, and the members or officers of such Person know of no basis for any such claim.

6.13         Financial Statements.  The Borrower has furnished or has caused to be furnished to the Agent:  (a) the Consolidated and Consolidating balance sheets of Borrower as of the dates designated therein certified by Borrower’s chief finance or accounting officer as fairly presenting the balance sheet of the respective entity for such period, (b) the Business Plan for the current and following fiscal year for Borrower, (c) the Project Budget for the Brightwater Project and financial statements with respect to the Brightwater Project, and (d) certain other financial information.  Such balance sheets and statements have been prepared in accordance with Generally Accepted Accounting Principles and fairly present the financial condition of the Borrower, the Guarantors, and the Projects as of such dates and the results of the operations of the Borrower and each Guarantor for such periods.  There are no material liabilities, contingent or otherwise, of the Borrower not disclosed in the financial statements and the related notes thereto.  All such business plans accurately reflect the Borrower’s reasonable anticipation of income and expenses for the subject periods.

6.14         Brokers.  Neither the Borrower nor any Guarantor has engaged or otherwise dealt with any broker, finder or similar entity in connection with this Agreement or the Loans contemplated hereunder.

6.15         No Material Changes.  Since the Balance Sheet Date, there has occurred no material adverse change in the financial condition or business of the Borrower or Guarantors as shown on or reflected in the Consolidated balance sheet of the Borrower, other than changes in the ordinary course of business that have not had any material adverse effect either individually or in the aggregate on the business or financial condition of the Borrower or Guarantor.  There has occurred no material adverse change in the financial condition or business of any Project from the condition shown on the statements delivered to the Agent other than changes in the ordinary course of business that have not had any material adverse effect either individually or in the aggregate on the business or financial condition of any Project.

6.16         Solvency.  As of the Effective Date and after giving affect to the transactions contemplated by the Loan Documents, including all of the Loans made or to be made hereunder, neither the Borrower nor the Guarantors is insolvent on a balance sheet basis, the sum of each such Person’s assets exceeds the sum of each such Person’s liabilities, each such Person is able to pay its debts as they become due, and each such Person has sufficient capital to carry on its business.

6.17         No Bankruptcy Filing.  Neither the Borrower nor the Guarantor is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or properties, and neither the Borrower nor the Guarantor has any knowledge of any Person contemplating the filing of any such petition against it or any of such other Persons.

6.18         Other Indebtedness.  Neither Borrower nor any Guarantor has any Indebtedness not permitted by §8.1.  All Indebtedness of the Borrower and the Guarantors as of the Effective Date, either jointly or severally, is shown on the balance sheet and other financial information provided to the Agent and each Lender on or before the Effective Date with respect to such entity.  Of such entity, neither the Borrower nor any Guarantor is in default (after giving effect to applicable grace periods) in the payment of any Indebtedness or the terms of any agreement, mortgage, deed of trust, security agreement, financing agreement, indenture or other lease to which any of them is a party which would have a material adverse effect on the business, assets or financial condition of the Borrower or the Guarantors.  Neither the Borrower nor any Guarantor is a party to or bound by any agreement, instrument or indenture that may require the subordination in right or time of payment of any of the Obligations to any other Indebtedness or obligation of such Person.  The Borrower and each Guarantor  has provided to the Agent true, correct and complete copies of all loan agreements, mortgage, deed of trust, financing agreements or other material agreements binding upon the Borrower, the Guarantors or their respective properties and entered into by such Persons as of the date of this Agreement with respect to any Indebtedness of such Person.

6.19         Litigation.  Except as set forth in Schedule 6.19 there are no actions, suits, proceedings or investigations of any kind pending or, to the Borrower’s and the Guarantors’ knowledge and belief, threatened against Borrower or any Guarantor before any court, tribunal or administrative agency or board that, if adversely determined, might, either in any case or in the aggregate, materially adversely affect the properties, assets, financial condition or business of the Borrower or the Guarantors or materially impair the right of such Person to carry on business substantially as now conducted by it, or result in any liability not adequately covered by insurance, or for which adequate reserves are not maintained on the balance sheet of such Person, or which might question the validity of any of the Loan Documents, any action taken or to be taken pursuant hereto or thereto or any lien or security interest created or intended to be created pursuant hereto or thereto, or which will materially and adversely affect the ability of such Person to pay and perform the Obligations in the manner contemplated by the Loan Documents.  There are no judgments outstanding against or affecting Borrower, any Guarantor, or any of the Collateral which would materially adversely affect the properties, assets, financial condition or business of the Borrower or the Guarantors.

6.20         Insurance.  The policies of insurance or certificates of insurance furnished to the Agent with respect to the business and properties of the Borrower, are in full force and effect, and no notice of cancellation or non-renewal has been received with respect thereto.  Since the commencement of its business, Borrower and each Guarantor, as applicable, has maintained commercially reasonable and adequate amounts of insurance.

6.21         No Material Adverse Contracts.  Neither the Borrower nor any Guarantor is a party to any contract or agreement that has or is expected to have any material adverse effect on the business of the Borrower or the Guarantors.

6.22         No Material Adverse Restrictions.  Neither Borrower nor the Guarantors is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future to have a material adverse effect on the business, assets or financial condition of the Borrower or the Guarantors.

6.23         Compliance with Other Instruments, Laws, Etc.  To their knowledge and belief, neither Borrower nor any Guarantor is in violation of any provision of any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could result in the imposition of substantial penalties or materially and adversely affect the financial condition, properties or business of Borrower or the Guarantors.

6.24         Certain Transactions.  None of the members, officers, directors, or employees of the Borrower is a party to any transaction with the Borrower or Guarantors (other than for services as members, employees, officers, and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such member, officer, director or employee or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any such member, officer, director, or any such employee has a substantial interest or is an officer, director, trustee, member, or partner, unless such contract, agreement or other arrangement is an arm’s-length arrangement with terms comparable to those which would be obtained from an unaffiliated Person or as otherwise approved by the Agent.

6.25         ERISA Compliance; Severance Obligations.

(a)           Each pension plan (as defined in §3(2) of ERISA) established or assumed or maintained, or to which contributions are made by the Borrower or Guarantors or any member thereof or any Person which is a member of the same controlled group, or under common control (within the meaning of §414(b) or (c) of the Code or §4001(b)(l) of ERISA), with any of the foregoing is referred to herein as a “Pension Plan.”  No Pension Plan is a multi-employer plan (as defined in §4001(a)(3) of

ERISA), and each Pension Plan is, and has at all times been, in compliance in all material respects with the applicable provisions of ERISA and the Code, including without limitation any minimum funding requirements applicable with respect to such Pension Plan.  There have been no reportable events within the meaning of §4043 of ERISA and the regulations promulgated thereunder with respect to any Pension Plan.

(b)           Each welfare plan (as defined in §3(1) of ERISA) established or assumed or maintained, or to which contributions are made, by the Borrower or the Guarantors or any member thereof is referred to herein as a “Welfare Plan.”  No Welfare Plan is a multi-employer plan, and each Welfare Plan is, and has at all times been, in compliance in all material respects with the applicable provisions of ERISA and the Code.  Neither the Borrower nor any Guarantor has any liability for post-retirement benefits provided or to be provided to employees under any Welfare Plan, except to make available continuous coverage as and to the extent required by the provisions regarding employee benefit plans set forth in §4980(B) of the Code.

(c)           Except for the Pension Plans and the Welfare Plans, neither the Borrower nor any Guarantor has established or assumed or maintains or makes any contributions to any employee benefit plan (as defined in §3(3) of ERISA) except a Management Cash Incentive Bonus Plan, the details of which have been disclosed in writing (in Borrower’s 2006 proxy statement) to the Agent prior to the Effective Date.  There is no material unfulfilled obligation on the part of the Borrower or the Guarantors to make any contribution with respect to either the Pension Plans or the Welfare Plans.

(d)           The execution and delivery of the Loan Documents and the consummation of the transactions contemplated hereby and thereby will not involve any prohibited transaction within the meaning of ERISA.

(e)           Except as disclosed in writing (in their respective financial statements) to the Agent and the Lenders prior to the Effective Date, neither the Borrower nor the Guarantors has any obligation to make severance payments materially adversely affecting the properties, assets, financial condition or business of the Borrower or the Guarantors or provide post-employment benefits materially adversely affecting the properties, assets, financial condition or business of the Borrower or the Guarantors pursuant to any contract or other arrangement with any of its employees, officers or directors, excluding the Pension Plans and Welfare Plans.

6.26         Franchises, Patents, Copyrights, Etc.  The Borrower and each Guarantor possesses all franchises, patents, copyrights, trademarks, trade names and servicemarks and all licenses, permits, and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted without known violation of any rights of others, except where a failure to possess such rights could not have a material adverse effect on the business, assets or financial condition of the Borrower.

6.27         Title to Properties.  The Borrower or each Guarantor (as applicable) owns all of the assets reflected in the Consolidated balance sheet of the Borrower, as of the Balance Sheet Date or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date), subject to no rights of others, including any mortgage, leases, conditional sales agreements, title retention agreements, liens or other encumbrances, except for Permitted Liens and the rights of third parties under existing Housing Purchase Contracts.  Without limiting the foregoing, Borrower or each Guarantor has good and marketable title to all real property reasonably necessary for the operation of its business, and all Projects  and Other Projects free from all liens or encumbrances of any nature whatsoever, except for Permitted Liens.  Borrower or each Guarantor as the case may be is the insured under a policy for owner’s title insurance covering such Project or Other Project owned by Borrower or such Guarantor in an amount not less than the purchase price of such Project or Other Project paid by the Borrower or such Guarantor.

6.28         Absence of UCC Financing Statements, Etc.  Except as permitted pursuant to §8.1(h) herein, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry, or other public office, that purports to cover, affect or give notice of any present or possible future lien on, or security interest or security title in, any property of the Borrower or any Guarantor or rights thereunder (excluding any such items in favor of the Agent).

6.29         Property Status and Condition.  Except as disclosed to the Agent and the Lenders in writing, there are no unpaid or outstanding real estate or other taxes or assessments on or against any property of the Borrower or Guarantors which are payable by the Borrower or Guarantors (except only real estate or other taxes or assessments, that are not yet delinquent or are being protested as permitted by this Agreement).  Except as disclosed to the Agent and the Lenders in writing, there are no pending eminent domain proceedings against any Project or any part thereof, and, to the knowledge of the Borrower and each Guarantor, no such proceedings are presently threatened or contemplated by any taking authority which in either case may individually or in the aggregate have any material adverse effect on the business or financial condition of the Borrower or any Guarantor.  None of the Projects or Other Projects is now damaged as a result of any fire, explosion, accident, flood or other casualty in any manner which individually or in the aggregate would have any material adverse effect on the business or financial condition as a whole of the Borrower or any Guarantor.

6.30         Options to Acquire; Restrictions on Development.  Except in connection with Housing Purchase Contracts, neither the Owned Land nor the Collateral is subject to any right of first refusal, right of first offer or other options to purchase.  Other than standard and customary development agreements entered into in the ordinary course of the Borrower’s or Guarantor’s business or standard and customary covenants and restrictions of record affecting the applicable Project or Other Project, which do not, taken individually, have a material economic impact on the applicable Project or Other Project, none of the Projects or Other Project is subject to any material agreement restricting or limiting its development.

6.31         Restrictions.  Borrower and each Guarantor is familiar with all restrictions that affect its Projects and the Other Projects and the construction of the improvements thereon and the contemplated use thereof.  Borrower has obtained, or will be able to obtain, all permits, approvals, consents and other authorizations necessary under such restrictions for such construction and use, and such construction and use will comply with any restrictions.  Neither the Borrower not any Guarantor has received any written notification that there is any violation nor to Borrower’s or any Guarantor’s knowledge is there an asserted violation of any restrictions concerning any of the Projects or Other Projects or the existing or contemplated use thereof.

6.32         Compliance of Projects with Law.  The location, construction, occupancy, development, operation and use of the Projects and the Other Projects comply in all material respects with the terms of all applicable regional impact plans and reports, all applicable restrictive covenants and deed restrictions, zoning and subdivision ordinances, building codes, Environmental Laws, and other applicable laws, statutes, ordinances, rules, regulations, orders or determinations of any governmental authority.  Subject to completion of infrastructure improvements and the issuance of final maps and building permits all Entitlements are Vested and Borrower or Guarantor has obtained (or caused to be obtained) all necessary, licenses, authorizations, registrations, permits and/or approvals necessary for the use and operation of the Projects and the Other Projects or any part thereof in accordance with all applicable laws.  Without limiting the foregoing, the Borrower and each Guarantor hereby warrants and represents to the Agent and the Lenders as follows:

(a)           The Projects and Other Projects are zoned to allow the development, construction and occupancy of Homes. No action is pending to change or modify any zoning applicable to such Project and the Other Projects, and the zoning rights are Vested; and

(b)           Other than the final maps and building permits, all permits necessary for the use and operation of the Projects and Other Projects as currently developed are Vested and run with and benefit the land.

6.33         Environmental Compliance.  The Borrower and the Guarantors make the following representations and warranties.

(a)           No Violations.  To the knowledge and belief of the Borrower and the Guarantors, neither the Borrower, nor the Guarantors, the operators of the Owned Land, or any operations thereon are in violation, or alleged violation, of any Environmental Law.

(b)           No Notice of Liability.  Except as may be disclosed on Schedule 6.33(b) attached hereto, neither the Borrower nor the Guarantors has received notice from any third party including, without limitation, any federal, state or local governmental authority, (i) that it has been identified as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) that any Hazardous Material has been released or is threatened to be released at, on, under or from the Owned Land, or (iii) that any claim, action, cause of action, complaint, or legal or administrative proceeding is pending or threatened against

Borrower or any Guarantor arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with any Environmental Law or any Release or threatened Release.

(c)           No Releases.  With respect to Owned Land, to the knowledge and belief of the Borrower and the Guarantors and except as otherwise disclosed in those certain environmental reports set forth in Schedule 6.33(c), (i) no portion of the Owned Land has been used as a landfill or for dumping or for the handling, processing, storage or disposal of Hazardous Materials except in the ordinary course of business and in accordance and in full compliance with all Environmental Laws, and no underground tank or other underground storage receptacle for Hazardous Materials is located on any portion of the Owned Land; (ii) in the course of any activities conducted by the Borrower, the Guarantors or the operators of any of their properties, no Hazardous Materials have been generated or are being used on the Owned Land except in the ordinary course of business and in accordance with all Environmental Laws; (iii) there has been no past or present or threatened Release on, upon, into or from any Owned Land other than de minimis quantities not in violation of Environmental Laws; (iv) to the Borrower’s knowledge, there have been no Releases on, upon, from or into any real property in the vicinity of any of the Owned Land which, through soil or groundwater contamination, may have come to be located on, and which would have a material adverse effect on the value of, the Owned Land; and (v) any Hazardous Materials that have been generated by the Borrower has been transported off-site only by approved licensed carriers of Hazardous Materials and treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under all applicable Environmental Laws, which transporters and facilities have been and are, to the Borrower’s knowledge, operating in compliance with such permits and applicable Environmental Laws.

(d)           No Required Action.  Neither Borrower nor Guarantors have received any written notification that and to the knowledge of Borrower and Guarantors, neither the Borrower, the Guarantors, any Project or the Collateral is subject to any applicable Environmental Law requiring the performance of site assessments or the removal or remediation of Hazardous Materials, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the recording of the Security Deeds or any Security Document or to the effectiveness of any other transactions contemplated hereby or thereby.

6.34         Loan Documents.  All of the representations and warranties made by or on behalf of the Borrower and the Guarantors in the Loan Documents or any document or instrument delivered to the Agent or the Lenders pursuant to or in connection with any of such Loan Documents are true and correct in all material respects, and none of such Persons has failed to disclose such information as is necessary to make such representations and warranties not misleading in any material respect.  There is no material fact or circumstance known to the Borrower or Guarantors that would have a material adverse effect on their ability to perform their respective obligations under the Loan Documents that has not been disclosed to the Agent and the Lenders, and the written information, reports and other papers and data with respect to the Borrower, the Guarantors, the Projects and the other Collateral (other than projections and estimates) furnished to the Agent or the Lenders in connection with this Agreement or the obtaining of the commitments of the Lenders hereunder were, at the time so furnished and when considered as a whole, complete and correct in all material respects, or have been subsequently supplemented by other information, reports or other papers or data, to the extent necessary to give in all material respects a true and accurate knowledge of the subject matter in all material respects.

6.35         No Default or Event of Default.  No Default or Event of Default has occurred and is continuing hereunder.

7.                                       AFFIRMATIVE COVENANTS OF THE BORROWER AND GUARANTORS.

The Borrower and the Guarantors covenant and agree as follows, so long as any Loan or Note is outstanding:

7.1           Punctual Payment.  The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans and all interest, fees and other amounts provided for in this Agreement, all in accordance with the terms of this Agreement and the Notes as well as all other amounts owing pursuant to the other Loan Documents.

7.2           Maintenance of Office.  The Borrower will maintain its chief executive office at the address set forth in §6.5.

7.3           Existence.  Borrower and each Guarantor will do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence as a corporation or limited liability company in its state of incorporation or formation, as applicable, and all of its material rights and licenses.  The Borrower and the Guarantors will continue to engage primarily in the businesses now conducted by them and in related businesses.

7.4           Subsidiaries and Joint Ventures.  Except as set forth on Exhibit “C” herein or as otherwise permitted by §8.3 herein without the prior written consent of the Majority Lenders, neither the Borrower nor any Subsidiary shall create or form any Joint Venture.

7.5           Records and Accounts.  Borrower and each Guarantor will keep (a) true and accurate records and books of account in which full, true and correct entries will be made in accordance with Generally Accepted Accounting Principles and (b) adequate accounts and reserves for all taxes (including income taxes), depreciation and amortization of its properties, contingencies and other reserves.  Neither Borrower nor any Guarantor shall, without the prior written consent of the Majority Lenders, which shall not be unreasonably withheld make any material change to the accounting procedures used by such Person in preparing the financial statements and other information described in §7.6 or change the Borrower’s or such Guarantor’s fiscal year.

7.6           Financial Statements, Certificates and Information.  The Borrower and Signal Landmark will deliver to the Agent (and the Agent will thereafter deliver to the Lenders within a reasonable time) the following information on a consolidated and consolidating basis:

(a)           As soon as practicable, but in any event not later than ninety (90) days after the end of each fiscal year of Borrower, the audited balance sheets of Borrower on a combined and individual basis with respect to each, together with the audited balance sheet, at the end of such year, and the related individual audited statements of income, changes in capital and cash flows for such year for Borrower, each setting forth in comparative form the figures for the previous fiscal year and all such statements to be in reasonable detail, prepared in accordance with Generally Accepted Accounting Principles, and accompanied by an auditor’s report prepared without qualification by an accounting firm reasonably acceptable to the Agent, and any other information the Agent may reasonably require to complete a financial analysis of Borrower and the Guarantors, together with a certification by the principal financial or accounting officer of Borrower and the chief financial officer of each such other entity that the information contained in such financial statements fairly presents the financial position of Borrower and the Guarantors on the date thereof, and together with a written statement from the reviewing accountants to the effect that they have read a copy of this Agreement, and that, in making the examination necessary to said certification, they have obtained no knowledge of any Default or Event of Default, or, if such accountants shall have obtained knowledge of any then existing Default or Event of Default they shall disclose in such statement any such Default or Event of Default;

(b)           As soon as practicable, but in any event not later than forty five (45) days after the end of each Fiscal Quarter of Borrower and Signal Landmark, the balance sheet of Borrower and Signal Landmark, on an aggregated and individual basis, and the related Consolidated statements of income, statements of cash flows for the portion of the fiscal year then elapsed on an aggregated and individual basis, all prepared in accordance with Generally Accepted Accounting Principles, and showing any variations for such quarter from the initial Project Budget, which information shall be provided in the form of the balance sheet and statements previously provided to the Agent, together with a certification by the principal financial or accounting officer of each reporting entity that the information contained in such financial statements fairly presents the financial position of such entity on the date thereof (subject to year-end adjustments).  The statements delivered at the end of the fiscal year of Borrower shall be audited in accordance with subsection (a) above;

(c)           Contemporaneously with the delivery of the financial statements referred to in clause (a) and (b) above, a statement of all contingent liabilities of Borrower, Signal Landmark and Signal Holdings which are not reflected in such financial statements or referred to in the notes thereto (including, without limitation, all guarantees, endorsements and other contingent obligations in respect of indebtedness of others, and obligations to reimburse the issuer in respect of any letters of credit);

(d)           Not later than forty-five (45) days after the end of each month, except ninety (90) days after year-end, a statement (a “Compliance Certificate”) certified by the chief executive officer, chief financial officer, principal finance or accounting officer of Borrower and Signal Landmark in the form of Exhibit “D” hereto evidencing compliance with the applicable Financial Covenants, and (if applicable) reconciliations to reflect changes in Generally Accepted Accounting Principles since the Balance Sheet Date, and further certifying that such officer has caused this Agreement to be reviewed and has no knowledge of any Default or Event of Default in the performance or observance of any of the provisions hereof during such Fiscal Quarter or at the end of such year, or, if such officer has such knowledge, specifying each Default or Event of Default and the nature thereof;

(e)           Simultaneously with the delivery of the Compliance Certificate, such information as Agent shall reasonably request showing any changes in the Asset Value of the Projects (including any Hard Costs).  In addition, at the request of the Agent, Signal Landmark shall submit to the Agent invoices, work orders and other documentation reasonably satisfactory to the Agent supporting the calculation of the costs included in the Asset Value calculations;

(f)            Not later than seven (7) days following the end of each month during the term of this Agreement (or on the next Business Day as applicable), for review by the Agent only, a monthly sales report reflecting the sale of any Unit and a schedule of Homes Under Contract, together with pricing and anticipated closing dates;

(g)           Contemporaneously with the delivery of such information to Borrower, copies of all investment reports, investment summaries, appraisals or other information relating to any Project;

(h)           Copies of all annual federal income tax returns and amendments thereto of Borrower and the Guarantors;

(i)            Not later than the end of each fiscal year, a Project Budget for each Project.  Each Project Budget shall be in form reasonably satisfactory to the Agent and shall contain such other information as the Agent may request;

(j)            Simultaneously with the delivery of the financial statements referred to in subsection (b) above, a statement of all Distributions made by Borrower and the Guarantors and showing the flow of such; and

(k)           From time to time such other financial data and information in the possession of Borrower and the Guarantors (including without limitation auditors’ management letters, market comparable studies, property inspection and environmental reports and information as to zoning and other legal and regulatory changes affecting Borrower and the Guarantors) as the Agent may reasonably request.

7.7           Inspection of Projects and Books.  The Borrower and the Guarantors shall permit the Lenders, through the Agent, the Inspector or any representative designated by the Agent, upon reasonable advance written notice to Borrower, to visit and inspect any Project, any of the other properties of the Borrower, to examine the books of account of the Borrower and the Guarantors, as such books relate to any Project (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of the Borrower with, and to be advised as to the same by, its officers, all at such reasonable times and intervals during normal business hours as the Agent or any Lender may reasonably request.

7.8           Insurance.

(a)           Required Coverage.  The Borrower and each Guarantor will, at its expense, procure and maintain for the benefit of the Agent and the Lenders, insurance policies issued by reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated, which insurance may provide for reasonable deductibility from coverage thereof.  The Borrower and each Guarantor (as applicable) shall pay all premiums on insurance policies.  As customary or appropriate, the insurance policies shall name the Agent and each Lender as an additional insured and contain a cross liability/severability endorsement.  The Borrower and each Guarantor (as applicable) shall deliver duplicate originals or certified copies of all such policies to the Agent, and the Borrower shall promptly furnish to the Agent all renewal notices and evidence that all premiums or portions thereof then due and payable have been paid.  At least 10 days prior to the expiration date of the policies, the Borrower and each Guarantor (as applicable) shall deliver to the Agent evidence of continued coverage, including a certificate of insurance, as may be satisfactory to the Agent.

(b)           Clauses and Endorsements.  All policies of insurance required by this Agreement shall contain clauses or endorsements to the effect that (i) no act or omission of the Borrower or Guarantor or anyone acting for such Person (including, without limitation, any representations made in the procurement of such insurance), which might otherwise result in a forfeiture of such insurance or any part thereof, no occupancy or use of any Project for purposes more hazardous then permitted by the terms of the policy, and no foreclosure or any other change in title to any Project or any part thereof, shall affect the validity or enforceability of such insurance insofar as the Agent is concerned, (ii) the insurer waives any right of setoff, counterclaim, subrogation, or any deduction in respect of any liability of any such Person and the Agent, (iii) such insurance is primary and without right of contribution from any other insurance which may be available, (iv) such policies shall not be modified, canceled or terminated prior to the scheduled expiration date thereof without the insurer thereunder giving at least thirty (30) days prior written notice to the Agent by United States mail, and (v) that the Agent or the Lenders shall not be liable for any premiums thereon or subject to any assessments thereunder, and shall in all events be in amounts sufficient to avoid any coinsurance liability.

(c)           Blanket Policy.  The insurance required by this Agreement may be effected through a blanket policy or policies covering additional locations and property of the Borrower, each Guarantor and other Persons, provided that such blanket policy or policies comply with all of the terms and provisions of this §7.8 (excluding products and completed operations coverage).

(d)           Required Rating.  All policies of insurance required by this Agreement shall be issued by companies authorized to do business in the State where the policy is issued and also in the states where any Project of the insured Borrower is located and having a rating in Best’s Key Rating Guide of at least “A” and a financial size category of at least “X”.

(e)           Concurrent Insurance.  Neither Borrower nor any Guarantor shall carry separate insurance, concurrent in kind or form or contributing in the event of loss, with any insurance required under this Agreement unless such insurance complies with the terms and provisions of this §7.8.

(f)            Insurance Proceeds.  In the event of any loss or damage to any Project or Other Project, the Borrower and each Guarantor (as applicable) shall give prompt written notice to the insurance carrier and the Agent, and the Agent shall furnish a copy of such notice promptly to each of the Lenders.  The Borrower and each Guarantor hereby irrevocably authorizes and empowers the Agent, at the Agent’s option and in the Agent’s commercially reasonable discretion, as attorney in fact for the Borrower or each Guarantor (as applicable), to make proof of such loss, to adjust and compromise any claim under insurance policies, to appear in and prosecute any action arising from such insurance policies, to collect and receive insurance proceeds, and to deduct therefrom the Agent’s expenses incurred in the collection of such proceeds; provided, however, that so long as no Default or Event of Default has occurred and is continuing and so long as the Borrower shall in good faith diligently pursue such claim, the Borrower may make proof of loss and appear in any proceedings or negotiations with respect to the adjustment of such claim, except that the Borrower may not settle, adjust or compromise any such claim without the prior written consent of the Agent, which consent shall not be unreasonably withheld; provided, further, that the Borrower may make proof of loss and adjust and compromise any claim under casualty insurance policies which is of an amount less than $1,000,000.00 so long as no Default or Event of Default has occurred and is continuing and so long as the Borrower shall in good faith diligently pursue such claim.  The Borrower further authorizes the Agent, at the Agent’s option, to (i) apply the balance of such proceeds to the payment of the Obligations whether or not then due, or (ii) if the Agent shall require the reconstruction or repair of the Project, to hold the balance of such proceeds as trustee to be used to pay taxes, charges, sewer use fees, water rates and assessments which may be imposed on any Project or Other Project and the Obligations as they become due during the course of reconstruction or repair of any Project and to reimburse the Borrower, in accordance with such terms and conditions as the Agent may prescribe, for the costs of reconstruction or repair of any Project, and upon completion of such reconstruction or repair to apply any excess to the payment of the Obligations.  Notwithstanding the foregoing, the Agent shall make such net proceeds available to Borrower to reconstruct and repair the Project, in accordance with such terms and conditions as the Agent may reasonably prescribe in the Agent’s commercially reasonable discretion for the disbursement of the proceeds, provided that (i) no Default or

Event of Default shall have occurred and be continuing (provided that such condition shall be deemed satisfied if the Borrower shall cure such Default prior to the expiration of any applicable grace or notice and cure period), (ii) the Borrower shall have provided to the Agent additional cash security in an amount equal to the amount reasonably estimated by the Agent to be the amount in excess of such proceeds which will be required to complete such repair or restoration, (iii)  the Agent shall have approved the plans and specifications, construction budget, construction contracts, and construction schedule for such repair or restoration and reasonably determined that the repaired or restored Project will provide the Agent with adequate security for the Obligations, (iv) the Agent shall determine that such repair or reconstruction can be completed prior to the Maturity Date, (v) the Agent receives evidence reasonably satisfactory to it that any such restoration, repair or rebuilding complies in all material respects with any and all applicable state, federal and local laws, ordinances and regulations, including without limitation, zoning laws, ordinances and regulations, and that all required permits, licenses and approvals relative thereto have been issued, and (vi) the Agent receives evidence reasonably satisfactory to it that the insurer under such policies of fire or other casualty insurance does not assert any defense to payment under such policies against the Borrower or the Agent.  In the event such proceeds are to be used to restore or repair the Project, the Agent shall hold such proceeds in an interest bearing account.  Any excess insurance proceeds shall be paid to the Borrower, or if an Event of Default has occurred and is continuing, such proceeds shall be applied to the payment of the Obligations, unless in either case by the terms of the applicable insurance policy the excess proceeds are required to be returned to such insurer.  In no event shall the provisions of this §7.8 be construed to extend the Maturity Date or to limit in any way any right or remedy of the Agent upon the occurrence of an Event of Default hereunder.  If the Collateral is acquired by the Agent, all right, title and interest of the Borrower in and to any insurance policies and unearned premiums thereon and in and to the proceeds thereof resulting from loss or damage to any Project or Other Project prior to the acquisition shall pass to the Agent as its interest may appear.

(g)           Subcontractor Insurance.  The Borrower and each Guarantor will require its subcontractors to obtain and maintain insurance at all times during the construction of any improvements to any Project or Other Project.  The insurance required by the subcontractor’s contract shall be subject to approval by the Agent and such other insurance as may be reasonably required by the Agent (including, without limitation, commercial general liability insurance, comprehensive automobile liability insurance, all-risk contractor’s equipment floater insurance, workmen’s compensation insurance and employer liability insurance).  The Borrower and each Guarantor will use its commercially reasonable efforts to cause its architects, engineers and any other design professionals providing design or engineering services in connection with the construction of any improvements to any Project or Other Project to obtain and maintain professional liability insurance covering any claims asserted with respect to any Project or Other Project for a period of not less than one (1) year after the date of completion of such improvements, or if not commercially available, for such period of time as the Agent may reasonably approve.

(h)           Other Insurance.  The Borrower and each Guarantor (as applicable) will, at its expense, procure and maintain insurance covering such Persons and any Project or Other Projects in such amounts and against such risks and casualties as are customary for properties of similar character and location, due regard being given to the type of improvements thereon, their construction, location, use and occupancy, excluding earthquake and subsidence insurance.

7.9           Condemnation.  If any Project or Other Project or any portion thereof shall be damaged or taken through condemnation (which term, when used in this Agreement, shall include any damage or taking by any governmental authority, quasi-governmental authority, any party having the power of condemnation, or any transfer by private sale in lieu thereof), either temporarily or permanently, then the Borrower or Guarantor promptly upon obtaining knowledge of the institution of any proceeding therefore, shall notify the Agent of the pendency of such proceeding.  The Borrower and each Guarantor authorizes the Agent, at the Agent’s option (but in no event shall the Agent be obligated to), as attorney in fact for the Borrower or Guarantor, to commence, appear in and prosecute, in the Agent’s or the Borrower’s or Guarantor’s name, any action or proceeding relating to any condemnation or other taking of any Project or Other Project and to settle or compromise any claim in connection with such condemnation or other taking; provided, however, that so long as no Default or Event of Default has occurred and is continuing and so long as the Borrower shall in good faith diligently pursue such claim, the Borrower may make proof of loss and appear in any proceedings or negotiations with respect to the settlement of such claim, except that the Borrower may not settle, adjust or compromise any such claim without the prior written consent of the Agent, which consent shall not be unreasonably withheld; provided, further, that the Borrower may make proof of loss and adjust and compromise any claim which is of an amount less than $1,000,000.00 so long as no Default or Event of Default has occurred and is continuing and so long as the Borrower shall in good faith diligently pursue such claim.  The proceeds of any award or claim for damages, direct or consequential, in connection with any condemnation, or other taking of the Project, or part thereof, or for conveyances in lieu of condemnation, are hereby assigned and shall be paid to the Agent.  The Borrower and each Guarantor (as applicable) authorizes the Agent to apply such awards, proceeds or damages, after the deduction of the Agent’s expenses incurred in the collection of such amounts, at the Agent’s option, to restoration or repair of any Project or Other Project or to payment of the Obligations, whether or not then due (and in such order as the Agent may determine), with the balance, if any, to the Borrower.  Notwithstanding anything in this §7.9 to the contrary, the Agent shall make the net condemnation award available to the Borrower to restore and repair the Project, provided that (a) no Default or Event of Default shall have occurred and be continuing, (b) the Borrower and each Guarantor, as applicable, shall have provided to the Agent additional cash security in an amount equal to the amount reasonably estimated by the Agent to be the amount in excess of such award which would be required to complete such repair or restoration, (c) the Agent shall determine that such repair or reconstruction can be completed prior to the Maturity Date, (d) the Agent shall have determined that any Project or Other Project can be restored to the same value, utility and substantially similar condition existing immediately prior to such taking, (e) the plans and specifications, construction budget, construction contracts and construction schedule for any such repair, rebuilding or restoration are furnished to the Agent in form and substance satisfactory to the Agent and are approved by the Agent, and (f) the Agent receives evidence satisfactory to it that any such restoration, repair or rebuilding complies in all material respects with any and all applicable state, federal and local laws, ordinances and regulations, including without limitation, zoning laws, ordinances and regulations, and that all required permits, licenses and approvals relative thereto have been issued and remain in full force and effect.  Any excess condemnation award shall be applied to the payment of the Obligations.  Borrower and each Guarantor agrees to execute such further assignment of any awards, proceeds, damages or claims arising in connection with such condemnation or injury that the Agent may reasonably require.

7.10         Business Operations.  The Borrower and each Guarantor shall operate its respective business generally in substantially the same manner as has been previously conducted, and the Borrower shall not materially change the nature of such business or engage in any other unrelated businesses or activities except for the following: (a) acquire unimproved or partially improved Land for use in the construction of Homes; (b) engage in land enhancement activities for the purpose of developing Homes or Lots with regard to unimproved Land acquired by it, including the zoning and rezoning of such Land for the development of Homes thereon; (c) engage in such other activities ancillary to the other purposes and businesses as set forth in this §7.10; (d) subject to any restrictions contained elsewhere in this Agreement, hire, train, employ and contract with such Persons as may be reasonably necessary to conduct such business as set forth herein; (e) acquire unimproved Land for sale or to hold such property for the purpose of future development of Homes or as otherwise allowed under §8.9; (g) investigate and perform due diligence with respect to potential Projects; (h) engage in such other activities as are reasonably incidental with respect to the purposes and businesses as set forth in this §7.10.  The Borrower and each Guarantor shall further operate their respective businesses in compliance with the terms and conditions of the Loan Documents.  In addition and notwithstanding anything to the contrary set forth above in this §7.10, (i) the Borrower’s and each Guarantor’s development of each Project shall be consistent with the Project Budgets, except as otherwise approved in writing by the Agent, and (ii) the Borrower and each Guarantor as applicable shall develop each Project in a manner and using materials such that the quality and character of such Project is reasonably consistent with prior projects developed and constructed by Borrower or Guarantor.

7.11         Use of Proceeds.  The Borrower will use the proceeds of the Loans solely for permitted Distributions to its shareholders and for such other incidental costs incurred in connection therewith or herewith as contemplated by the Loan Documents.

7.12         Compliance with Laws, Contracts, Licenses, and Permits.  Each of the Borrower and the Guarantors will comply with all material agreements and instruments to which it is a party or by which it or any of its properties may be bound.  Each of the Borrower and the Guarantors will comply in all material respects with (i) all applicable laws and regulations now or hereafter in effect wherever its business is conducted, including all Environmental Laws and including the PATRIOT Act (including the submission to Agent of all reasonably requested certificates and documentation evidencing such compliance), (ii) all applicable decrees, orders, and judgments, (iii) any requirement to obtain any permit or license in the lawful conduct of its business, the development of any Project or Other Projects and the sale of the Homes and (iv) all licenses and permits required by applicable laws and regulations for the conduct of its business or the ownership, use or operation of its properties.  If at any time while any Loan or Note is outstanding, any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that Borrower or any Guarantor may fulfill any of its obligations hereunder, Borrower or such Guarantor will immediately take or cause to be taken all steps necessary to obtain such authorization, consent, approval, permit or license and furnish the Agent with evidence thereof.

7.13         Taxes.  The Borrower and each Guarantor will duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other private or governmental charges imposed upon it and upon any Project or Other Project, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a lien or charge upon any of its property; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower shall have set aside on its books reasonably adequate reserves with respect thereto; and provided, further, that forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefore, the Borrower either (i) will provide a bond issued by a surety reasonably acceptable to the Agent and sufficient to stay all such proceedings or (ii) if no such bond is provided, will pay each such tax, assessment, charge, levy or claim, under protest or otherwise.

7.14         Plan Assets, Etc.  The Borrower will do, or cause to be done, all things necessary to ensure that its underlying assets will not be deemed to be “plan assets” within the meaning of the regulations promulgated under ERISA at 29 C.F.R. 2510.3-101 (the “Plan Asset Regulations”).  The Borrower shall conduct their affairs so as to constitute either a “real estate operating company” or a “venture capital operating company” within the meaning of the Plan Asset Regulations.

7.15         Notices.

(a)           Defaults.  Upon discovery thereof, the Borrower and each Guarantor will promptly notify the Agent in writing of the occurrence of any Default or Event of Default.  If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Agreement or under or with respect to any other Indebtedness, and such default would permit the obligee for such Indebtedness to accelerate the maturity thereof, such Person shall forthwith give written notice thereof to the Agent, describing the notice or action and the nature of the claimed default.

(b)           Environmental Events.  The Borrower and each Guarantor will promptly give notice to the Agent (i) upon Borrower or any Guarantor obtaining knowledge of any potential or known Release, or threat of Release, at or from any Owned Land other than de minimis quantities not in violation of any Environmental Law; (ii) of any violation of any Environmental Law that Borrower or any Guarantor reports in writing or is reportable by such Person in writing to any federal, state or local environmental agency and (iii) upon becoming aware thereof, of any inquiry, proceeding, investigation, or other enforcement action under any environmental lien with respect to the Owned Land.

(c)           Notification of Claims Against Collateral.  The Borrower and each Guarantor will, promptly upon becoming aware thereof, notify the Agent in writing of any setoff, claims (including, with respect to the Owned Land, environmental claims), withholdings or other defenses to which any of the Collateral or Projects, or the rights of the Agent or the Lenders with respect to the Collateral, are subject.

(d)           Notice of Litigation and Judgments.  The Borrower and each Guarantor will give notice to the Agent in writing within thirty (30) days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting Borrower or any Guarantor or to which any of such Persons is or is to become a party involving an uninsured claim against any of such Persons and stating the nature and status of such litigation or proceedings.  The Borrower will give notice to the Agent, in writing, in form and detail satisfactory to the Agent and each of the Lenders, within ten (10) business days of any judgment, whether final or otherwise, against Borrower in an amount in excess of Five Hundred Thousand and No/100ths Dollars ($500,000.00).

(e)           Notice of Material Adverse Effect.  The Borrower and each Guarantor will give notice to the Agent in writing within ten (10) Business Days of becoming aware of the occurrence of any event or circumstance which might have a material adverse effect on the business, assets or financial condition of Borrower or any Guarantor.

(f)            Notice of Casualty or Condemnation.  The Borrower and each Guarantor will give notice to the Agent in writing within ten (10) Business Days of becoming aware of any casualty to or condemnation of all or any portion of any Project or Other Project having a value in excess of $500,000.00

7.16         More Restrictive Agreements.  Without limiting the terms of §8.1, should Borrower or any Guarantor enter into or modify any agreements or documents pertaining to any existing or future Indebtedness, which agreements or documents include covenants (whether affirmative, negative or financial in nature) which are individually or in the aggregate materially more restrictive against Borrower or Guarantor than those set forth in §8 or §9, the Borrower and each Guarantor shall promptly notify the Agent and the Agent and the Lenders may promptly amend the Loan Documents to include some or all of such more restrictive provisions as determined by the Agent in its commercially reasonable discretion.

7.17         Additional Guarantors.  Upon the formation of any Subsidiary, Joint Venture or other Affiliate of the Borrower or any Guarantor, the Borrower or the Guarantor as applicable shall cause such Subsidiary, Joint Venture or Affiliate to take all action necessary to join in this Agreement, including the execution of a Joinder Agreement.

7.18         Guaranties.  Guarantors shall execute and deliver and continuously comply with all terms and conditions of the Guaranties.

7.19         Trade Name.  The Borrower and each Guarantor shall diligently take and pursue all commercially reasonable actions to obtain and maintain appropriate trade names, trademarks, and service marks for the conduct of their businesses.  In the event that Borrower or any Guarantor should ever change its name or trade name, Borrower and each Guarantor shall take such actions as may be reasonably required by the Agent to continue the perfection of any security interest held by the Agent in and to the Collateral, all at the sole cost and expense of the Borrower.

7.20         Interest Rate Hedge Agreement.  The Borrower and each Guarantor shall enter into and maintain in full force and effect at all times the Hedge Agreement entered into as of the Effective Date with a Termination Date (as defined in the Schedules therein) of not earlier than thirty months from the Effective Date.

7.21         Further Assurances.  The Borrower and the Guarantors will cooperate with the Agent and the Lenders and execute such further instruments and documents as the Lenders or the Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

8.                                       CERTAIN NEGATIVE COVENANTS OF THE BORROWER AND GUARANTORS.

8.1           Restrictions on Indebtedness.  Subject to the further restrictions of §9, neither the Borrower nor the Guarantors will create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(a)           Indebtedness to the Lenders and the Agent arising under any of the Loan Documents;

(b)           current liabilities of such Persons incurred in the ordinary course of business but not incurred through (i) the borrowing of money or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

(c)           Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefore shall not at the time be required to be made in accordance with the provisions of §7.12;

(d)           Indebtedness in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which such Person shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review;

(e)           endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(f)            Indebtedness of the Borrower and Guarantors with respect to Bonding Obligations (less the aggregate value of completed work);

(g)           Indebtedness in respect of the Senior Project Revolver; and

(h)           Indebtedness of any Subsidiary or Joint Venture with respect to Other Projects (but excluding any Indebtedness of Signal Landmark or Signal Holdings).

8.2           Restrictions on Liens, Etc.  Neither the Borrower nor the Guarantor will (a) create or incur or suffer to be created or incurred or to exist any lien, encumbrance, mortgage, pledge, negative pledge, charge, restriction or other security interest of any kind upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom, provided that the Borrower and each Guarantor shall have the right to contest assessments or bond off liens as long as such actions do not jeopardize the Projects or Other Projects and, in the case of tax assessments, the Borrower posts additional cash collateral as the Agent may request and in the case of liens, such bonds are posted to completely remove the lien within thirty days of the filing of the lien; (b) transfer any of its property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist any Indebtedness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; (e) sell, assign, transfer, pledge or otherwise encumber any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse; or (f) incur or maintain any obligation to any holder of Indebtedness of any such Persons which prohibits the creation or maintenance of any lien securing the Obligations; provided that such Persons may create or incur or suffer to be created or incurred or to exist:

(i)            liens on properties to secure (A) taxes, assessments and other governmental charges not overdue or (B) claims for labor, material or supplies in respect of obligations not overdue;

(ii)           nonmonetary encumbrances on properties (including the Projects and Other Projects) consisting of easements, rights of way, zoning restrictions, mineral rights reservations, restrictions on the use of real property, landlord’s or lessor’s liens under leases to which such Person is a party, and other minor non-monetary liens or encumbrances none of which interferes materially with the use, marketability or development of the property affected in the ordinary conduct of the business of such Person, which encumbrances or liens do not individually or in the aggregate have a materially adverse effect on the business of any such Person individually or of the Borrower on a consolidated basis;

(iii)          liens in favor of the Agent for the benefit of the Lenders under the Loan Documents;

(iv)          liens and encumbrances incurred in connection with Indebtedness permitted by §8.1(h); and

(v)           liens and encumbrances incurred in connection with the Senior Project Revolver.

8.3           Restrictions on Investments.  The Borrower and the Guarantors will not make or permit to exist or to remain outstanding any Investment except Investments in:

(a)           marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by such Person;

(b)           marketable direct obligations of any of the following: Federal Home Loan Mortgage Corporation, Student Loan Marketing Association, Federal Home Loan Lenders, Federal National Mortgage Association, Government National Mortgage Association, Lender for Cooperatives, Federal Intermediate Credit Lenders, Federal Financing Lenders, Export-Import Lender of the United States, Federal Land Lenders, or any other agency or instrumentality of the United States of America;

(c)           demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $100,000,000.00; provided, however, that the aggregate amount at any time so invested with any single bank having total assets of less than $1,000,000,000.00 will not exceed $200,000.00;

(d)           securities commonly known as “commercial paper” issued by a corporation organized and existing under the laws of the United States of America or any State which at the time of purchase are rated by Moody’s Investors Service, Inc.  or by Standard & Poor’s Corporation at not less than “P 1” if then rated by Moody’s Investors Service, Inc., and not less than “A 1”, if then rated by Standard & Poor’s Corporation;

(e)           mortgage-backed securities guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation and other mortgage-backed bonds which at the time of purchase are rated by Moody’s Investors Service, Inc.  or by Standard & Poor’s Corporation at not less than “AA” if then rated by Moody’s Investors Service, Inc.  and not less than “AA” if then rated by Standard & Poor’s Corporation;

(f)            shares of so-called “money market funds” registered with the SEC under the Investment Company Act of 1940 which maintain a level per-share value, invest principally in investments described in the foregoing subsections (a) through (f) and have total assets in excess of $50,000,000.00;

(g)           Borrower may invest in such Subsidiaries or Joint Ventures as described on Exhibit “C” and so long as no Default or Event of Default exists Borrower may invest in such other Subsidiaries or Joint Ventures from time to time including Investments in the form of capital contributions and the amount of any future required capital contributions to existing or new Joint Ventures, provided that any Investment in any such Joint Venture individually or in the aggregate may not exceed fifteen percent (15%) of the Borrower’s Tangible Net Worth and such Investments in a Subsidiary or Joint Venture shall be consistent with the Borrower’s customary line of business;

(h)           the Borrower may repurchase in the open market, or otherwise, any amount of its outstanding shares of common stock, from time to time, as it may determine in its commercially reasonable discretion; and

(i)            the Borrower may invest in auction rate securities. Auction rate securities are long-term municipal bonds and preferred stock with interest rates that reset periodically through an auction process, which occurs in 7, 28, 35, or 90-day periods.

8.4           Distributions.

(a)           Borrower Distributions Neither the Borrower nor any Guarantor shall pay any Distribution except as permitted as follows: Borrower may make Distributions from time to time so long as (i) no Default or Event of Default shall have occurred and be continuing or a Default or Event of Default would occur as a result thereof (including without limitation any Default or Event of Default under the Senior Project Revolver Loan Documents), and (ii) Borrower maintains sufficient liquidity equal to an amount necessary to complete the Project, all Other Projects and all other capital needs.

(b)           Signal Landmark Distributions.  Signal Landmark shall not make any Distributions, prior to the closing and release of seventy-five (75) Units.  Signal Landmark may during this period, however, make Distributions to the Borrower for the payment of required payments hereunder and with respect to the Senior Term Loan and to pay the tax obligations of Signal Landmark. The conditions set forth below in (i) and (iv) shall apply to the foregoing Distributions.   Thereafter, Signal Landmark shall not pay any Distribution except as permitted as follows: Signal Landmark and Signal Landmark Holdings may distribute (directly or indirectly as the case may be) to Borrower, proceeds from closing so long as (i) no Default or Event of Default shall have occurred and be continuing or a Default or Event of Default would occur as a result thereof (including without limitation any Default or Event of Default under the Senior Term Loan Documents), (ii) Signal Landmark maintains liquidity (cash on hand and or availability under this facility) equal to the greater of (x) $20,000,000; or (y) sufficient funds equal to an amount necessary to complete the land development at the Project and maintain twelve (12) months of budgeted operating costs (including without limitation interest costs and Signal Landmark overhead); (iii)  no mandatory prepayments are due and payable or would be due and payable after the payment of the Distribution; (iv) Borrower is in compliance with all covenants contained herein.

8.5           Asset Sales.  Neither the Borrower nor any Guarantor shall sell, transfer or otherwise dispose of any asset other than in the ordinary course of business without Agent approval.

8.6           Merger, Consolidation.  Neither the Borrower nor any Guarantor may become a party to any merger, consolidation or other business combination, or agree to effect any asset acquisition, stock acquisition or other acquisition, except for acquisitions otherwise allowed under this Agreement, without the prior written consent of the Majority Lenders.

8.7           Change of Control and Transfers.  Neither the Borrower nor the Guarantors shall consent to or otherwise permit a Change of Control.

8.8           Unrelated Business.  Neither the Borrower nor any Guarantor may engage, directly or indirectly, in any activities except as described in §7.10.  Without limiting the generality of the foregoing, the following activities shall not be directly engaged in or undertaken in whole or in part by Borrower or any Guarantor: (a) acquiring, owning, operating or managing rental housing or apartments; (b) acquiring, constructing, owning, operating or managing office, hotel, retail, industrial, mixed-use or other income-producing facilities or acquiring or holding any debt secured by the same, or (c) acquiring unimproved Land for any of the purposes described in clauses (a) or (b) of this sentence except with respect to Hearthside Homes Oxnard LLC’s ongoing development of its project near Oxnard, California as disclosed in Borrower’s financial statements. Notwithstanding the foregoing prohibitions, Borrower and each Guarantor may acquire and hold for resale Land that is intended for commercial development, mitigation or other similar purposes; provided that (i) such Land is adjacent to or within Land otherwise acquired by Borrower in compliance with this Agreement, (ii) such Land is not a substantial portion of the Land then acquired, and (iii)  Borrower does not develop such Land, other than as developed in connection with any Project.

8.9           Sale and Leaseback.  Neither Borrower nor any Guarantor will enter into any arrangement, directly or indirectly, whereby such Person shall sell or transfer any portion of any Project or Other Project in order that then or thereafter such Person shall lease back such Land, except in connection with Model Homes.

8.10         Transactions with Affiliates and Officers.  Neither the Borrower nor any Guarantor will:

(a)           enter into any transaction, including without limitation, the purchase, sale or exchange of property or the rendering of any services, with any Affiliate or any officer or director thereof, or enter into, assume or suffer to exist any employment or consulting contract with any Affiliate or an officer or director thereof, except any transaction or contract which is in the ordinary course of such Person’s business and which is upon fair and reasonable terms no less favorable to such Person than it could obtain in a comparable arm’s length transaction with a Person not an Affiliate;

(b)           make any advance or loan to any Affiliate or any director or officer thereof or to any trust of which any of the foregoing is a beneficiary, or guarantee any such loan to any such Person; or

(c)           pay any fees or expenses to, or reimburse or assume any obligation for the reimbursement of any expenses incurred by, any Affiliate or any officer or director thereof except for any fees or expenses incurred in the ordinary course of business, through indemnification provisions, or in connection with any transaction or contract allowed under §8.10(a).

8.11         Compliance with Environmental Laws.

(a)           Neither the Borrower nor any of its Affiliates will do any of the following:  (i) use any of the Owned Land or any portion thereof as a facility for the handling, processing, storage or disposal of Hazardous Materials, except for small quantities of Hazardous Materials used in the ordinary course of business and in compliance with all applicable Environmental Laws, (ii) cause or permit to be located on any of the Owned Land any underground tank or other underground storage receptacle for Hazardous Materials, (iii) generate any Hazardous Materials on any of the Owned Land except in full compliance with Environmental Laws, (iv) conduct any activity at any Owned Land or use any Owned Land in any manner so as to cause a Release or a threat of a Release of Hazardous Materials on, upon or into the Owned Land or any surrounding properties, except for de minimis quantities, (v) directly or indirectly transport or arrange for the transport of any Hazardous Materials except in compliance with all Environmental Laws, or (vi) conduct any of its activities or any development of any Project or other Project in a manner that violates any Environmental Law.

(b)           The Borrower and the Guarantors shall:

(i)            In the event of any change in Environmental Laws governing the assessment, Release or removal of Hazardous Materials, which change would lead a prudent lender to require additional testing to avail itself of any statutory insurance or limited liability, take all action (including, without limitation, the conducting of engineering tests at the sole expense of the Borrower) to confirm that no Hazardous Materials are or ever were released or disposed on the Owned Land; and

(ii)           If any Release or disposal of Hazardous Materials shall occur or shall have occurred on the Owned Land (including without limitation any such Release or disposal occurring prior to the acquisition or occupation of such Owned Land), other than de minimis quantities not in violation of Environmental Laws, cause the prompt containment and removal of such Hazardous Materials and remediation of the Owned Land in full compliance with all applicable laws and regulations and to the reasonable satisfaction of the Agent; provided, that the Borrower and the Guarantors shall be deemed to be in compliance with Environmental Laws for the purpose of this clause (ii) so long as it or a responsible third party with sufficient financial resources is taking reasonable action to remediate or manage any event of noncompliance to the reasonable satisfaction of the Agent and no action shall have been commenced by any enforcement agency.  The Agent may engage its own environmental engineer to review the environmental assessments and the Borrower’s and the Guarantors’ compliance with the covenants contained herein.

(c)           At any time after an Event of Default shall have occurred hereunder, or, whether or not an Event of Default shall have occurred, at any time that the Agent shall have reasonable grounds to believe that a Release or threatened Release may have occurred relating to the Owned Land other than de minimis quantities not in violation of Environmental Laws, or that the Owned Land is not in compliance with Environmental Laws, the Agent may at its election obtain such environmental assessments of the Owned Land prepared by an Environmental Engineer as may be necessary or advisable for the purpose of evaluating or confirming (i) whether any Hazardous Materials are present in the soil or water at or adjacent to the Owned Land and (ii) whether the use and operation of the Owned Land comply with all Environmental Laws.  Environmental assessments may include detailed visual inspections of the Owned Land including, without limitation, any and all storage areas, storage tanks, drains, dry wells and leaching areas, and the taking of soil samples, as well as such other investigations or analyses as are necessary or appropriate for a complete determination of the compliance of the Owned Land and the use and operation thereof with all applicable Environmental Laws.  All such environmental assessments shall be at the sole cost and expense of the Borrower.

(d)           The Agent may, but shall never be obligated to remove or cause the removal of any Hazardous Materials from the Owned Land (or if removal is prohibited by any Environmental Law, take or cause the taking of such other action as is required by any Environmental Law or otherwise required by the Agent) if Borrower or any Guarantor fails to comply with its obligation hereunder with respect thereto (without limitation of the Agent’s rights to declare a Default or Event of Default under any of the Loan Documents and to exercise all rights and remedies available by reason thereof); and the Agent and its designees are hereby granted access to the Owned Land at any time or times, upon reasonable notice, and a license which is coupled with an interest and irrevocable, to remove or cause such removal or to take or cause the taking of any such other action.  All costs, including, without limitation, the costs incurred by the Agent in taking the foregoing action, damages, liabilities, losses, claims, expenses (including attorneys’ fees and disbursements) which are incurred by the Agent as the result of Borrower’s or Guarantor’s failure to comply with the provisions of this §8.14, shall be paid by the Borrower to the Agent upon demand by the Agent and shall be additional obligations secured by the Security Documents.

8.12         ERISA Compliance.  Except for the Welfare Plans in effect on the Effective Date, the Borrower will not, without giving prior notice to the Agent, establish,

assume, maintain or contribute to any employee benefit plan (as that term is defined in §3(3) of ERISA).  Borrower will not permit any Pension Plan or Welfare Plan to (a) engage in a “prohibited transaction” as such term is defined in §4975 of the Code which would result in a liability for it; (b) incur any “accumulated funding deficiency”, as such term is defined in §302 of ERISA, whether or not waived; or (c) be terminated in a manner which would result in the imposition of a lien or encumbrance on its assets pursuant to §4068 of ERISA.

8.13         Spec Homes per Project.  There shall be no more than thirty two (32) Spec Homes in the Project at any one time; provided that for purposes of this §8.13 Spec Homes shall not include Homes meeting the classification for inclusion as Model Homes herein. At no time shall there exist more than 40 Housing Purchase Contracts that contain a contingency for the sale of a purchaser’s existing home.

8.14         Model Homes per Project.  There shall be no more than eighteen (18) Model Homes in the Brightwater Project at any one time.

9.             FINANCIAL COVENANTS.

So long as any Obligation is outstanding, Borrower and Guarantors shall at all times comply with the following financial covenants:

9.1           Leverage Ratio.  The Borrower shall not, at the end of any Fiscal Quarter, permit the Leverage Ratio to exceed the following amounts: 2.75 to 1.00 prior to March 31, 2008; 2.50:1 on or after March 31, 2008 until June 30, 2008 and thereafter 2.25:1 at all times.

9.2           Tangible Net Worth.  The Consolidated Tangible Net Worth for any Fiscal Quarter shall not be less than the sum of (i) $100,000,000, plus (ii) an amount equal to 100% of any net equity proceeds during such Fiscal Quarter, plus (iii) twenty-five percent (25%) of the Borrower’s Net Income as of each fiscal quarter Test Date, as earned subsequent to December 31, 2006; provided that this Consolidated Tangible Net Worth at requirement at any given time shall not require Borrower to maintain Tangible Net Worth in excess of $125,000,000 plus the amount set forth at (ii) above.

9.3           Project Indebtedness to Project Value Ratio.  The Borrower shall at all times maintain a maximum Project Indebtedness to Project Value Ratio of less than 65%.

9.4           Minimum EBITDA/Interest Incurred.  Borrower shall maintain on a rolling four quarters basis  (i) commencing as of March 31, 2008, a minimum ratio of EBITDA to Interest Incurred equal to or greater than 1.00:1.00; (ii) commencing as of June 30, 2008 a minimum ratio at all times of EBITDA to Interest Incurred in an amount equal to or greater than 2.00:1; (iii) commencing as of December 31, 2008 and for each Fiscal Quarter thereafter, a minimum ratio at all times of EBITDA to Interest Incurred in an amount equal to or greater then 2.50:1.

10.           CLOSING CONDITIONS.

The obligations of the Agent and the Lenders to make the initial Loans shall be subject to the satisfaction of the following conditions precedent on or prior to the Effective Date.

10.1         Loan Documents.  Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to the Agent and no Default or Event of Default shall exist.  The Agent shall have received a fully executed counterpart of each such document, except that each Lender shall have received the fully executed original of its Note or Notes.

10.2         Certificates of Existence.  The Agent shall have received from Borrower and each Guarantor a copy, certified as of a recent date by the appropriate officer of each State in which such Person is organized, a certificate confirming that Borrower and each Guarantor is duly existing (and, if available, in good standing) in such State.

10.3         Certified Organization Documents.  The Agent shall have received copies, certified as true, correct, and complete by an individual acceptable to the Agent, of all Articles of Incorporation, Bylaws, Articles of Organization, Operating Agreements, and other formation documents, and any and all amendments thereto, of the Borrower and the Guarantors.

10.4         Board of Director’s Resolutions.  The Agent shall have received written evidence in form satisfactory to the Agent that all action on the part of the Borrower and the Guarantors necessary for the valid execution, delivery and performance by such Persons of this Agreement and the other Loan Documents to which such Person is or is to become a party shall have been duly and effectively taken.  Without limiting the generality of the foregoing, the Agent shall have received from such Persons, as applicable, copies, certified as true, correct and complete by an individual acceptable to the Agent, of their respective resolutions adopted by their respective boards of directors.

10.5         Incumbency Certificate; Authorized Signers.  The Agent shall have received from the Borrower and the Guarantors an incumbency certificate, dated as of the Effective Date, signed by an Authorized Officer of each such Person, as applicable, and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of such person, each of the Loan Documents to which such Person is or is to become a party.  The Agent shall have also received from Borrower a certificate, dated as of the Effective Date, signed by an Authorized Officer of Borrower and giving the name and specimen signature of each individual who shall be authorized to make Loan Requests and give notices and to take other action on behalf of Borrower under the Loan Documents.

10.6         Opinion of Counsel.  The Agent shall have received a favorable opinion addressed to the Agent and the Lenders and dated as of the Effective Date, in form and substance reasonably satisfactory to the Agent, from outside counsel of the Borrower and the Guarantors and from local counsel in each State where the Mortgaged Land is located, as to such matters as the Agent shall reasonably request including the enforceability of the Loan Documents.

10.7         Payment of Fees.  The Borrower shall have paid to the Agent all fees required by the Fee and Expense Letter.

10.8         Insurance.  The Agent shall have received certificates evidencing that the Agent and the Lenders are named as additional insured on all policies of insurance as required by this Agreement and the other Loan Documents.

10.9         Performance; No Default.  The Borrower and the Guarantors shall have performed and complied with all terms and conditions herein required to be performed or complied with by them on or prior to the Effective Date, and on the Effective Date there shall exist no Default or Event of Default.

10.10       Representations and Warranties.  The representations and warranties made by the Borrower and the Guarantors in the Loan Documents or otherwise made by or on behalf of such Persons in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the Effective Date.

10.11       Proceedings and Documents.  All proceedings in connection with the transactions contemplated by the Loan Documents shall be reasonably satisfactory to the Agent in form and substance, and the Agent shall have received all information and such counterpart originals or certified copies of such documents and such other certificates, opinions or documents as the Agent may reasonably require.  No proceeding challenging or seeking to enjoin any of the transactions contemplated by the Loan Documents shall be pending or shall have been threatened.

10.12       Compliance Certificate.  The Agent shall have received a Compliance Certificate dated as of the date of the Effective Date demonstrating compliance with each of the covenants calculated therein.

10.13       Other Documents.  To the extent requested by the Agent, the Agent shall have received executed copies of all material agreements of any nature whatsoever to which the Borrower or the Guarantors are a party affecting or relating to the use, operation, development, construction or management of the Projects.

10.14       No Condemnation/Taking.  The Agent shall have received written confirmation from the Borrower that no condemnation proceedings are pending or to the Borrower’s knowledge threatened against any Project or any Other Project or, if any such proceedings are pending or threatened, identifying the same and any Project or Other Project affected thereby and the Agent shall have determined that none of such proceedings is or will be material to any Project or Other Project affected thereby.

10.15       Hedging Agreement.  Borrower shall have delivered the Hedging Agreement substantially in the form attached hereto as Exhibit “E” together with the

Collateral Assignment of Hedging Agreement substantially in the form attached hereto as Exhibit “F”.

10.16       Senior Project Revolver Closing and Purchase Option Provisions.  The Senior Project Revolver shall have at least $50,000,000 in total commitments thereunder and all conditions precedent to the closing of the Senior Project Revolver shall have been satisfied or waived by the agent thereunder and each of the Senior Project Revolver Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to the Agent (including without limitation provisions governing self-subordination and such inter-creditor arrangements as Agent may require) and no default or event of default shall exist thereunder.  In addition, the Agent on behalf of the Lenders and the Senior Project Revolver lenders (the (“Project Lenders”) shall have entered into an Acknowledgment and Purchase Agreement, whereby the Obligations hereunder shall be subordinate to the obligations of Borrower under the Senior Project Revolver and whereby in exchange Agent on behalf of the Lenders shall have received the right to purchase such obligations upon the occurrence of a default or event of default under the Senior Project Revolver.

10.17       Other.  The Agent shall have reviewed such other documents, instruments, certificates, opinions, assurances, consents and approvals as the Agent may reasonably have requested.

11.           EVENTS OF DEFAULT; ACCELERATION; ETC.

11.1         Events of Default and Acceleration.  The occurrence of any of the following events shall constitute an Event of Default:

(a)           Borrower shall fail to pay any principal of the Loans when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment; provided however, that Borrower shall have thirty (30) additional days to make any payment required by Section 4.2(a) herein.

(b)           Borrower shall fail to pay any interest on the Loans or any Interest Payment Date or if Borrower or any Guarantor shall fail to pay any other sums due under the Loan Documents, when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(c)           Borrower or any Guarantor shall fail to comply with any covenant contained in §7, §8 and the Financial Covenants which, in the case of the Guarantors, are applicable to the Guarantors;

(d)           Borrower or any Guarantor, as applicable to the Guarantors, shall fail to perform any other term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified above in this §11) that are applicable to them;

(e)           Any representation or warranty made by or on behalf of Borrower or any Guarantor in any Loan Document, or in any report, certificate, financial statement, Loan Request, or in any other document or instrument delivered pursuant to or in connection with this Agreement, any advance of a Loan shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

(f)            Borrower or any Guarantor shall fail to pay at maturity, or within any applicable period of grace, any obligation for borrowed money or credit received or other Indebtedness, in each case, in excess of $500,000.00, or fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound (including any event or condition that requires such debt to be prepaid or redeemed), evidencing or securing any such borrowed money or credit received or other Indebtedness, in each case, in excess of $500,000.00, for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof.

(g)           Borrower or any Guarantor (i) shall make an assignment for the benefit of creditors, or admit in writing its general inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of any such Person or of any substantial part of the assets of any thereof, (ii) shall commence any case or other proceeding relating to any such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or (iii) shall take any action to authorize or in furtherance of any of the foregoing;

(h)           A petition or application shall be filed for the appointment of a trustee or other custodian, liquidator or receiver of Borrower or any Guarantor or any substantial part of the assets of any thereof, or a case or other proceeding shall be commenced against any such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, and such Person shall indicate its approval thereof, consent thereto or acquiescence therein or such petition, application, case or proceeding shall not have been dismissed within ninety (90) days following the filing or commencement thereof;

(i)            A decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating Borrower or any Guarantor bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any such Person in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

(j)            There shall remain in force, undischarged, unsatisfied and unstayed, for more than sixty (60) days, whether or not consecutive, any uninsured final judgment against Borrower or any Guarantor that, with other outstanding uninsured final judgments, undischarged, against any such Person or other Borrower or Guarantors exceeds in the aggregate $2,000,000.00;

(k)           If all or any portion of the Loan Documents shall be canceled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Lenders, or any action at law, suit in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of Borrower or Guarantor or any of their respective stockholders, partners, members or beneficiaries, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with their respective terms;

(l)            Any dissolution, termination, partial or complete liquidation, merger or consolidation of Borrower or any Guarantor or any Transfer of the assets of any such Person, other than Transfers excluded from the definition of Change of Control or otherwise permitted under the terms of the Loan Documents;

(m)          Any suit or proceeding shall be filed against Borrower or any Guarantor or any of their respective assets which in the good faith business judgment of the Majority Lenders after giving consideration to the likelihood of success of such suit or proceeding and the availability of insurance to cover any judgment with respect thereto and based on the information available to them, if adversely determined, would result in an uninsured judgment or settlement that would materially adversely affect the properties, assets, financial condition or business of the Borrower or the Guarantors in any case or in the aggregate;

(n)           (i) An ERISA Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Employee Benefit Plan, which ERISA Reportable Event or institution of proceedings is, in the opinion of the Agent, likely to result in the termination of such Employee Benefit Plan for purposes of Title IV of ERISA, and, in the case of an ERISA Reportable Event, the continuance of such ERISA Reportable Event unremedied for 30 days after notice of such ERISA Reportable Event pursuant to Section 4043(a), (c) or (d) of ERISA is given or, in the case of institution of proceedings, the continuance of such proceedings for 45 days after commencement thereof, (ii) any Employee Benefit Plan shall terminate for purposes of Title IV of ERISA, or (iii) any other event or condition shall occur or exist with respect to an Employee Benefit Plan and in each case in clauses (i) through (iii) above, such event or condition, together with all other such events or conditions, if any, could subject Borrower or any Guarantor to any tax, penalty or other liabilities in the aggregate material in relation to the business, operations, property or financial or other condition of Borrower or any Guarantor;

(o)           Any Guarantor denies that such Guarantor has any liability or obligation under the Guaranty or the Environmental Indemnity Agreement, or shall notify the Agent or any of the Lenders of such Guarantor’s intention to attempt to cancel or terminate the Guaranty or the Environmental Indemnity Agreement, or shall fail to observe or comply with any term, covenant, condition or agreement under the Guaranty or the Environmental Indemnity Agreement after the expiration of any applicable cure periods provided therein, if any;

(p)           The occurrence of a Change of Control;

(q)           An Event of Default occurs under the Senior Project Revolver;

(r)            Any “Event of Default” as defined in any of the other Loan Documents, shall occur;

(s)           The Agent shall promptly notify the Lenders of the occurrence of any Event of Default of which the Agent becomes aware.  Upon the occurrence of any Event of Default, the Agent may, and upon the request of the Majority Lenders shall, by notice in writing to the Borrower declare all amounts owing with respect to this Agreement, the Notes and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in §11.1(f), §11.1(g) §11.1(h), or 11(i) all such amounts shall become immediately due and payable automatically and without any requirement of notice from any of the Lenders or the Agent.

11.2         Remedies.  In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Loans pursuant to §11.1, the Agent on behalf of the Lenders, may proceed to protect and enforce their rights and remedies under this Agreement, the Notes or any of the other Loan Documents by suit in equity, the exercise of any remedy under the Loan Documents or under applicable law, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, including to the full extent permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right.  No remedy herein conferred upon the Agent or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.  In the event that all or any portion of the Obligations is collected by or through an attorney-at-law, the Borrower shall pay all reasonable costs of collection including, but not limited to, reasonable attorney’s fees actually incurred.  Any recovery of attorney’s fees hereunder or under any other Loan Document shall be limited to reasonable attorney’s fees actually incurred.  Notwithstanding the provisions of this Agreement providing that the Loans may be evidenced by multiple Notes in favor of the Lenders, the Lenders acknowledge and agree that, subject to this Agreement, only the Agent may exercise any remedies arising by reason of a Default or Event of Default.

11.3         Distribution of Collateral Proceeds.  In the event that, following the occurrence or during the continuance of any Event of Default, any monies are received in connection with the enforcement of any of the Security Documents, or otherwise with respect to the realization upon any of the Collateral, such monies shall be distributed for application as follows:

(a)           First, to the payment of, or (as the case may be) the reimbursement of, the Agent for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Agent to protect or preserve the Collateral or in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent under this Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent to such monies;

(b)           Second, to all other Obligations in the following order:  (i) first to the payment of any fees or charges outstanding hereunder or under the other Loan Documents, (ii) next to any accrued and outstanding Default Rate interest, (iii) next to any accrued and outstanding interest under the Prime Rate Loans, (iv) next to any accrued and outstanding interest under the LIBOR Rate Loans, (v) next to any outstanding principal on the Prime Rate Loans, (vi) next to any outstanding principal on the LIBOR Rate Loans, and (vii) last to any remaining Obligations (including with respect to any Hedge Agreement) in such order as the Majority Lenders may determine; and

(c)           Third, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.

12.           RESERVED

13.           THE AGENT.

13.1         Authorization.  The Agent is authorized to take such action on behalf of each of the Lenders and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent.  The obligations of the Agent hereunder are primarily administrative in nature, and nothing contained in this Agreement or any of the other Loan Documents shall be construed to constitute the Agent as a trustee or fiduciary for any Lender.

13.2         Employees and Agents of the Agents.  The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under the Loan Documents.  The Agent may utilize the services of such Persons as the

Agent may reasonably determine and all reasonable fees and expenses of any such Persons shall be paid by the Borrower.

13.3         No Liability.  Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent, or employee thereof, shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them under any of the Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, shall be liable for losses due to its willful misconduct or gross negligence.

13.4         No Representations.  The Agent shall not be responsible for the execution or validity or enforceability of this Agreement, the Notes, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein, or any agreement, instrument or certificate delivered in connection with any of the Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of Borrower or any Guarantor, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements in any of the Loan Documents.  The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by Borrower, any Guarantor or any other Person or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete.  The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the creditworthiness or financial condition of the Borrower or the Guarantors.  Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender, based upon such information and documents as it deems appropriate at the time, continue to make its own credit analysis and decisions in taking or not taking action under the Loan Documents.

13.5         Payments.

(a)           A payment by Borrower or a Guarantor to the Agent under any of the Loan Documents for the account of any Lender shall constitute a payment to such Lender.  The Agent agrees to distribute to each Lender not later than one Business Day after the Agent’s receipt of good funds, determined in accordance with the Agent’s customary practices, such Lender’s pro rata share of payments received by the Agent for the account of the Lenders except as otherwise expressly provided in any of the Loan Documents.

(b)           If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making such distribution until its right to make such distribution shall have been adjudicated by a court of competent jurisdiction.  If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

(c)           Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, any Lender that fails to comply with the provisions of §12 with respect to making dispositions and arrangements with the other Lenders, where such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders, in each case as, when and to the full extent required by the provisions of this Agreement, shall be deemed delinquent (a “Delinquent Lender”) and shall be deemed a Delinquent Lender until such time as such delinquency is satisfied.  A Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Borrower and the Guarantors, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining nondelinquent Lenders for application to, and reduction of, their respective pro rata shares of all outstanding Loans in accordance with the terms of this Agreement.  The Delinquent Lender hereby authorizes the Agent to distribute such payments to the nondelinquent Lenders in proportion to their respective pro rata shares of all outstanding Loans in accordance with the terms of this Agreement. A non-funding Lender shall not be a Delinquent Lender if it did not fund based on the occurrence of a Force Majeure event provided that the non-funding Lender funds such amount within two (2) Business Days of the receipt of notice of the non-funding.  A Delinquent Lender shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Loans of the nondelinquent Lenders or as a result of other payments by the Delinquent Lenders to the nondelinquent Lenders, the Lenders’ respective pro rata shares of all outstanding Loans have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

13.6         Holders of Notes.  Subject to the terms of §17, the Agent may deem and treat the payee of any Note as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

13.7         Indemnity.  The Lenders ratably agree hereby to indemnify and hold harmless the Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent has not been reimbursed by the Borrower as required by §15), and liabilities of every nature and character arising out of or related to this Agreement, the Notes or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent’s willful misconduct or gross negligence.

13.8         The Agent as Lender.  In its individual capacity, KeyBank shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Notes as it would have were it not also the Agent.

13.9         Resignation or Removal.  The Agent may resign at any time by giving thirty (30) calendar days’ prior written notice thereof to the Lenders and the Borrower.  The Agent may be removed as Agent upon thirty (30) days prior written notice by the Required Lenders.  The Required Lenders shall mean Lenders whose aggregate principal amount of the outstanding Loans are greater than sixty six and two-thirds percent (66.2/3%) of the Total Commitment (the “Required Lenders”) provided that in the event that one Lender has an aggregate principal amount of the outstanding Loans equal to or greater than such percentage (the “Sole Majority Lender”) then this definition of Required Lender shall include the Sole Majority Lender and a minimum of one other Required Lenders  Upon any such resignation or removal, the Majority Lenders, subject to the terms of §17.1, shall have the right to appoint as a successor Agent any Lender or any bank whose senior debt obligations are rated not less than “A” or its equivalent by Standard & Poor’s Corporation, subject to the prior written approval of Borrower (provided no Event of Default has occurred and is continuing), not to be unreasonably withheld or delayed.  Any such resignation or removal shall be effective upon appointment and acceptance of a successor Agent selected by the Majority Lenders and, provided no Default or Event of Default has occurred and is continuing, approved by the Borrower.  If no successor Agent shall have been appointed and shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving notice of resignation or the Majority Lender’s giving notice of removal, then the retiring or removed Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a Lender, if any Lender is willing to so serve.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder as Agent.  After any retiring Agent’s resignation, the provisions of the Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent.

13.10       Duties in the Case of Enforcement.  In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent shall, if (a) so requested by the Lender or Majority Lenders and (b) the Lenders have provided to the Agent such additional indemnities and assurances against expenses and liabilities as the Agent may reasonably request, proceed to exercise all or any legal and equitable and other rights or remedies as it may have.  The Required Lenders may direct the Agent in writing as to the method and the extent of any such exercise, the Lenders hereby agreeing to indemnify and hold the Agent harmless from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent’s compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction.

13.11       Bankruptcy.  In the event a bankruptcy or other insolvency proceeding is commenced by or against Borrower or any Guarantor, the Agent shall have the sole and exclusive right and duty to file and pursue a joint proof of claim on behalf of all Lenders.  Each Lender irrevocably waives its right to file or pursue a separate proof of claim in any such proceedings.

14.                                 EXPENSES.

The Borrower agrees to pay (a) the reasonable costs of producing and reproducing this Agreement, the other Loan Documents and the other agreements and instruments mentioned herein; (b) any taxes (including any interest and penalties in respect thereto) payable by the Agent or any of the Lenders, including any recording, mortgage, documentary or intangibles taxes in connection with the Security Deeds, the Security Documents and other Loan Documents, or other taxes payable on or with respect to the transactions contemplated by this Agreement (other than taxes based upon the Agent’s or any Lender’s gross or net income, such indemnification to be limited to taxes due solely on account of the granting of Collateral under the Security Documents and to be net of any credit allowed to the indemnified party from any other State on account of the payment or incurrence of such tax by such indemnified party), including any such taxes payable by the Agent or any of the Lenders after the Effective Date (the Borrower hereby agreeing to indemnify the Agent and each Lender with respect thereto); (c) all title insurance premiums, appraisal fees, engineer’s fees, charges for commercial finance exams and engineering and environmental reviews and the reasonable fees, expenses and disbursements of the counsel to the Agent and any local counsel to the Agent incurred in connection with the performance of due diligence and the preparation, negotiation, administration or interpretation of the Loan Documents and other instruments mentioned herein, the addition of Collateral, each closing hereunder, and amendments, modifications, approvals, consents or waivers hereto or hereunder; (d) the reasonable fees, expenses and disbursements of the Agent actually incurred by the Agent in connection with the performance of due diligence, underwriting analysis, credit reviews and inspection of Projects, and the preparation, negotiation, administration or interpretation of the Loan Documents and other instruments mentioned herein, credit and collateral evaluations, and the making of each advance hereunder; (e) all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and costs, which attorneys may be employees of the Agent and the fees and costs of appraisers, engineers, investment bankers or other experts retained by the Agent) actually incurred by the Agent at standard hourly rates in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against Borrower or any Guarantor or the administration thereof after the occurrence of a Default or Event of Default, (ii) the sale of, collection from or other realization upon any of the Collateral, (iii) the failure of Borrower or any Guarantor to perform or observe any provision of the Loan Documents, and (iv) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Agent’s or any of the Lender’s relationship with Borrower or any Guarantor; and (f) all reasonable fees, expenses and disbursements of the Agent incurred in connection with UCC searches, UCC filings, title rundowns, title searches or mortgage recordings.  The covenants of this §14 shall survive payment or satisfaction of payment of amounts owing with respect to the Notes.

15.           INDEMNIFICATION.

The Borrower agrees to indemnify and hold harmless the Agent and the Lenders and each director, officer, employee, agent and Person who controls the Agent or any Lender from and against any and all claims, actions and suits, whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of or relating to any of the Loan Documents or the transactions contemplated hereby and thereby including, without limitation, (a) any leasing fees and any brokerage, finders or similar fees asserted against any Person indemnified under this §15 based upon any agreement, arrangement or action made or taken, or alleged to have been made or taken, by Borrower or any Guarantor, (b) any condition (whether related to the quality of construction or otherwise), use, operation or occupancy of any Projector other Collateral, (c) any actual or proposed use by Borrower of the proceeds of any of the Loans, (d) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of Borrower or any Guarantor constituting Collateral, (e) the Borrower and the Guarantors entering into or performing this or any of the other Loan Documents, (f) any actual or alleged violation of any law, ordinance, code, order, rule, regulation, approval, consent, permit or license relating to the Projects or the other Collateral, or (g) with respect to the Borrower and the Guarantors and their respective properties and assets, the violation of any Environmental Law, any Release or threatened Release or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Materials (including, but not limited to claims with respect to wrongful death, personal injury or damage to property), in each case occurring or arising from occurrences prior to any transfer of title or possession to the Agent or any third party by appointment of a receiver or foreclosure or deed in lieu of foreclosure, including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding; provided, however, that the Borrower shall not be obligated under this §15 to indemnify any Person for liabilities arising from such Person’s own gross negligence, willful misconduct or illegal acts.  In litigation, or the preparation therefore, the Lenders and the Agent shall be entitled to jointly select a single law firm as their own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel.  The foregoing provision shall not preclude any Lender or Agent from retaining its own counsel in such actions at its own expense.   If, and to the extent that the obligations of the Borrower under this §15 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law.  There shall be specifically excluded from the foregoing indemnification any claims, actions, suits, liabilities, losses, damages and expenses arising from disputes among Lenders with respect to the Loans or the Loan Documents.  In the event that any such claims, actions, suits, liabilities, losses, damages and expenses involve both a dispute among Lenders and other matters covered by this indemnification provision, Agent shall make a reasonable good faith allocation of all losses, damages and expenses incurred between Lenders’ dispute and the other matters covered by this indemnification provision, which allocation by Agent shall be final and binding upon the parties hereto.  The provisions of this §15 shall survive the repayment of the Loans and the termination of the obligations of the Lenders hereunder.

16.           SURVIVAL OF COVENANTS, ETC.

All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower or the Guarantors pursuant hereto or thereto shall be deemed to have been relied upon by the Lenders and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any of the Loans, as herein contemplated, and shall continue in full force and effect so long as any Loan remains outstanding.  The indemnification obligations of the Borrower provided herein and the other Loan Documents shall survive the full repayment of amounts due and the termination of the obligations of the Lenders hereunder and thereunder to the extent provided herein and therein.  All statements contained in any certificate or other paper delivered to any Lender or the Agent at any time by or on behalf of Borrower or any Guarantor pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by such Person.

17.           ASSIGNMENT AND PARTICIPATION.

17.1         Conditions to Assignment by the Lenders.

(a)           Except as provided herein, each Lender may assign to one (1) or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it, and the Notes held by it); provided that (i) the Agent shall have given prior written consent to such assignment, which consent shall not be unreasonably withheld or delayed, (ii) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement, (iii) each assignment shall be in an amount that is at least $1,000,000.00 (provided that if the Eligible Assignee is not already a Lender, such assignment shall be in the amount of at least $5,000,000.00 without considering related investment or mutual funds that are also Eligible Assignees) and is a whole multiple of $1,000,000.00, unless otherwise consented to by the Agent, which consent shall not be unreasonably withheld, (iv) each Lender which is a Lender on the date hereof shall retain, free of any such assignment, an amount of its Commitment of not less than $5,000,000.00, unless it is assigning its entire Commitment, and (e) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined), an Assignment and Acceptance, substantially in the form attached hereto as Exhibit “G” (an “Assignment and Acceptance”), together with any Notes subject to such assignment.  Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, but in no event prior to the recording of same in the Register, the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, shall have the rights and obligations of a Lender hereunder, and the assigning Lender shall, to the extent provided in such assignment and upon payment to the Agent of the registration fee referred to in §17.3, be released from its further obligations under this Agreement with respect to the interest assigned. The Agent, however, must maintain a minimum threshold of $30,000,000.00 in the aggregate of the combined interest in this Loan and the Senior Term Loan, subject to reduction based on amortization thereafter.

(b)           Any Lender may at any time assign or pledge its Commitment or Note or any portion of its rights under the Loan Documents to any of the twelve (12) Federal Reserve Lenders organized under Section 4 of the Federal Reserve Act, 12

U.S.C. §341, and, with the Agent’s consent, any Lender may at any time assign or pledge all or any portion of its rights under this Agreement to an Eligible Assignee to secure such Lender’s indebtedness, in each case without the prior written consent of the Borrower, provided that each such assignment shall be made in accordance with applicable law, and no such assignment shall release a Lender from any of its obligations hereunder.  In order to facilitate any such assignment, Borrower shall, at the request of the assigning Lender, duly execute a registered promissory note or notes evidencing the Obligations made or extended to the Borrower by the assigning Lender hereunder, provided that the assignment is otherwise in compliance with the terms hereof.

(c)           Each Lender may sell participations to one or more banks or other entities in all or a portion of such Lender’s rights and obligations the Loan Documents; provided that (i) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder to the Borrower, (ii) such participation shall not entitle such participant to any rights or privileges under the Loan Documents, including, without limitation, the right to approve waivers, amendments or modifications, except for voting rights with respect to the extension of dates for payment and reduction of principal, interest or fees (iii) such participant shall have no direct rights against the Borrower or Guarantors, and (iv) such sale is effected in accordance with all Applicable Laws.

17.2         Certain Representations and Warranties; Limitations; Covenants.  By executing and delivering an Assignment and Acceptance, the parties to the Assignment and Acceptance thereunder confirm to and agree with each other and the other parties hereto as follows: (a) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto; (b) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any other Person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by the Borrower, or any other Person primarily or secondarily liable in respect of any of the Obligations or any of their obligations under this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto; (c) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in §7.6 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (d) such assignee will, independently and without reliance upon the assigning Lender, the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (e) such assignee represents and warrants that it is an Eligible Assignee; (f) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the

Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto; (g) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender; and (h) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance.

17.3         Register.  The Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of Lenders and the Commitment Percentages of, and principal amount of the Loans owing to Lenders from time to time as a condition to the effectiveness thereof.  All assignments of any portion of the Loans or Commitments must be reported to the Agent to permit registration in the Register.  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and Lenders at any reasonable time and from time to time upon reasonable prior notice.  Upon each such recordation, (i) the assigning Lender agrees to pay to the Agent a registration fee in the sum of $3,500.00 and (ii) the Agent will deliver a copy of the Register to Borrower.

17.4         New Notes.  Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Borrower and Lenders (other than the assigning Lender).  Within five (5) Business Days after receipt of such notice, the Borrower, at their own expense, shall execute and deliver to the Agent, in exchange for each surrendered Note, a new Note to the order of such Eligible Assignee in an amount equal to the amount assumed by such Eligible Assignee pursuant to such Assignment and Acceptance and, if the assigning Lender has maintained some portion of its obligations hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder.  Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the Notes delivered at the time of execution of this Agreement.  Within five (5) Business Days upon request, following issuance of any new Notes pursuant to this §17.4, Borrower shall deliver an opinion of counsel, addressed to Lenders and the Agent, relating to the due authorization, execution and delivery of such new Notes and the legality, validity, enforceability and binding effect thereof and the applicability of the Guaranties to the new Note.  The surrendered Notes shall be canceled and returned to Borrower.

17.5         No Assignment by Borrower.  No Borrower or Guarantor shall assign or transfer any of its rights or obligations under any of the Loan Documents without the prior written consent of each of the Lenders.

17.6         Disclosure.  Each Lender agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as “confidential” or “secret” by Borrower and provided to it by Borrower, or by the Agent on Borrower’s behalf, under any Loan Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of the Loan Documents; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Lender, or (ii) was or becomes available on a non-confidential basis from a source other than Borrower, provided that such source is not bound by a confidentiality agreement with Borrower known to the Lender; provided, however, that any Lender may disclose such information (a) at the request or pursuant to any requirement of any governmental authority to which the Lender is subject or in connection with an examination of such Lender by any such governmental authority; (b) pursuant to subpoena or other court process; (c) when required to do so in accordance with the provisions of any applicable requirement of law; (d) to the extent reasonably required in connection with any litigation or proceeding to which the Agent, any Lender or their respective Affiliates may be party; (e) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (f) to such Lender’s independent auditors and other professional advisors; (g) to any participant or assignee, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of the Lenders hereunder, and (h) as to any Lender, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which Borrower is party or is deemed party with such Lender.  Each Lender acknowledges its understanding that Borrower is a public company and agrees that until it has been notified in writing by Borrower that the confidential information is no longer non-public material information, such Lender shall not in any manner, directly or indirectly, acquire or dispose of, agree to acquire or dispose of or make any proposal to acquire or dispose of, directly or indirectly, any securities of Borrower, or any of its existing subsidiaries (except in connection with its normal securities brokerage activities, provided that no brokerage transactions shall be made on the basis of the non-public material information).  Borrower acknowledges and recognizes that: (i)  the Lenders have multiple departments and divisions and affiliates that may be involved in the securities industry (“Securities Groups”) including underwriting of securities issues, the sale and acquisition of securities, and other related activities, (ii) the team of a Lender working on this Agreement, may be employed by or have involvement from time to time with the Securities Groups; and (iii) the Lenders have established certain ethical walls and procedures to assure that “insider trading” does not occur.  Accordingly, neither the inclusion of the foregoing individuals on the working team for this Agreement nor any activities of the Securities Groups whatsoever shall breach or violate the terms of this Agreement.

17.7         Withholding Tax.

(a)           If any Lender is a “foreign corporation, partnership or trust” within the meaning of the Code and such Lender claims exemption from, or a reduction of, United States withholding tax under Sections 1441 or 1442 of the Code, such Lender agrees with and in favor of the Agent, to deliver to the Agent:

(i)            if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed IRS Form 1098 W8-BEN or Form 1098 W8-ECI before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

(ii)           if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two (2) properly completed and executed copies of IRS Form 4224 before the payment of any interest is due in the first taxable year of such Lender and in each succeeding taxable year of such Lender during which interest may be paid under this Agreement, and IRS Form W-9;

(iii)          such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax; and

(iv)          in the case of any Lender claiming exemption from United States withholding tax under Sections 871(b) or 881(c) of the Code, with respect to payments of “Portfolio Interest,” a Form W-8, or any subsequent versions thereof or successors thereto, and if the Lender delivers a Form W-8, a certificate representing that such Lender is not a bank for purposes of Section 881(c) of the Code, is not a ten percent (10%) shareholder (within the meaning of Section 871(h)(3)(b) of the Code) of Borrower, and is not a controlled foreign corporation related to Borrower (within the meaning of Section 864(d)(4) of the Code).

Each such certificate and form shall be properly completed and duly executed by such Lender claiming complete exemption from a reduced rate of United States withholding tax on payments by the Borrower under the Loan Documents.  Each Lender agrees to promptly notify the Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(b)           If any Lender claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form 1098 W8-BEN or Form 1098 W8-ECI, and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrower to such Lender, such Lender agrees to notify the Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrower to such Lender.  To the extent of such percentage amount, the Agent will treat such Lender’s IRS Form 1098 W8-BEN or Form 1098 W8-ECI as no longer valid.

(c)           If any Lender claiming exemption from United States withholding tax by filing IRS Form 4224 with the Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrower to such Lender, such Lender agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

(d)           If any Lender is entitled to a reduction in the applicable withholding tax, the Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction.  If the forms or other documentation required by §17.7(a) above are not delivered to the Agent, then the Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(e)           If the IRS or any other governmental authority of the United States or other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this §17.7, together with all costs and expenses (including reasonable attorneys’ fees and legal expenses).  The obligation of Lenders under this subsection (e) shall survive the payment of all Obligations and the resignation or replacement of the Agent.

(f)            Certain Lenders that may enter into this Agreement from and after even date may be unable to comply with the indemnity provision of §17.7(e).  In the event that the Agent agrees in the applicable Assignment and Acceptance for any subsequent Lender, then such Lender shall be governed by and shall comply with the provisions of this §17.7(f) rather than §17.7(e).  In addition to any other rights of offset contained in this Agreement or under any applicable law, in the event that any amounts would otherwise be covered by an indemnity under §17.7(e) from such Lenders, such as United States withholding tax due and payable and any penalties or interest with respect thereto and fees and expenses of collection, then in such event, the Agent shall be authorized to offset any such amounts against the amounts payable to such Lenders hereunder until otherwise indemnified amounts are fully paid.  The right of offset contained herein shall be in addition to and shall not limit or otherwise waive or diminish any right or remedy that the Agent may have against such Lenders under any applicable law.

18.           NOTICES.

Each notice, demand, election or request provided for or permitted to be given pursuant to the Loan Documents (hereinafter in this §18 referred to as “Notice”), but specifically excluding to the maximum extent permitted by law any notices of the institution or commencement of foreclosure proceedings, must be in writing and shall be deemed to have been properly given or served by personal delivery or by sending same by nationally recognized overnight courier or by depositing same in the United States Mail, postpaid and registered or certified, return receipt requested, and addressed as follows:

If to any Lender, at the address set forth on Schedule 1.0 for such Lender; and

If to the Agent:

KeyBank National Association

1200 Abernathy Rd NE

Suite 1550

Atlanta, Georgia 30328

Attn:  Andrew Stickney

with a copy to:

Paul, Hastings, Janofsky & Walker LLP
600 Peachtree Street, NE
Suite 2400
Atlanta, Georgia 30308
Attn:  Charles T. Sharbaugh, Esq.

If to Borrower or either Guarantor:

California Coastal Communities, Inc.
6 Executive Circle
Suite 250
Irvine, CA 92614
Attention: Raymond J. Pacini

with copy to:

Gregory W. Preston, Esq.
Corporate Law Solutions, P.C.
2112 Business Center Drive
2nd Floor
Irvine, CA  92612

and to each other Lender which may hereafter become a party to this Agreement at such address as may be designated by such Lender.  Each Notice shall be effective upon being personally delivered or upon being sent by overnight courier or upon being deposited in the United States Mail as aforesaid.  The time period in which a response to such Notice must be given or any action taken with respect thereto (if any), however, shall commence to run from the date of receipt if personally delivered or sent by overnight courier, or if so deposited in the United States Mail, the earlier of three (3) Business Days following such deposit or the date of receipt as disclosed on the return receipt.  Rejection or other refusal to accept or the inability to deliver because of changed address for which no notice was given shall be deemed to be receipt of the Notice sent.  By giving at least fifteen (15) days prior Notice thereof, Borrower, a Guarantor, a Lender or the Agent shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America.

19.           RELATIONSHIP.

Neither the Agent nor any Lender has any fiduciary relationship with or fiduciary duty to the Borrower or the Guarantors arising out of or in connection with the Agreement or the other Loan Documents or the transactions contemplated hereunder and thereunder, and the relationship between the Agent, each Lender and Borrower is solely that of a lender and borrower, and nothing contained herein or in any of the other Loan Documents shall in any manner be construed as making the parties hereto partners, joint venturers or any other relationship other than lender and borrower.  In furtherance of the foregoing, the Borrower and the Guarantors acknowledge that the Agent and the Lenders may enforce certain limitations on and requirements with respect to the business of the Borrower and the Guarantors, and the Borrower and the Guarantors nevertheless hereby release the Agent and the Lenders from any and all claims arising from or attributable to the good faith exercise or enforcement by the Agent or the Lenders of such limitations or requirements, except if such claim or claims arise out of the gross negligence or willful misconduct of Agent and/or the Lenders.

20.           GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE.

THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, ARE CONTRACTS UNDER THE LAWS OF THE STATE OF CALIFORNIA AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SUCH STATE (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW).  THE BORROWER AND THE GUARANTORS AGREE THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER AND THE GUARANTORS BY MAIL AT THE ADDRESS SPECIFIED IN §19.  THE BORROWER AND THE GUARANTORS HEREBY WAIVE ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

21.           HEADINGS.

The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

22.           COUNTERPARTS.

This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument.  In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

23.           ENTIRE AGREEMENT, ETC.

The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby.  Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §26.

24.           WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS.

TO THE EXTENT ALLOWED BY AND ENFORCEABLE UNDER APPLICABLE LAW, EACH OF THE BORROWER, THE GUARANTORS, THE AGENT AND EACH OF THE LENDERS HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.  EXCEPT TO THE EXTENT EXPRESSLY PROHIBITED BY LAW, EACH OF THE BORROWER, THE GUARANTORS, THE AGENT AND EACH OF THE LENDERS HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES OR CONSEQUENTIAL DAMAGES.  BORROWER AND EACH GUARANTOR (A) CERTIFIES THAT NO REPRESENTATIVE, THE AGENT OR ATTORNEY OF ANY BANK OR THE AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH BANK OR THE AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT THE AGENT AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH THEY ARE PARTIES BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED IN THIS §25.  TO THE EXTENT THE PROVISIONS OF THIS §25 ARE DEEMED UNENFORCEABLE, (I) THIS §25 AND ANY SIMILAR PROVISIONS IN ANY OTHER LOAN DOCUMENTS SHALL BE DEEMED TO BE REMOVED FROM THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESPECTIVELY, (II) THIS §24 SHALL BE OF NO FURTHER FORCE AND EFFECT, AND (III) THE REMAINDER OF THIS AGREEMENT SHALL REMAIN IN FULL FORCE AND EFFECT.

25.           DEALINGS WITH THE BORROWER AND GUARANTORS.

The Lenders and their Affiliates may accept deposits from, extend credit to and generally engage in any kind of banking, trust or other business with the Borrower, the Guarantors or any of their Affiliates regardless of the capacity of the Lenders hereunder.

26.           CONSENTS, AMENDMENTS, WAIVERS, ETC.

Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement may be given, and any term of this Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower of any terms of this Agreement or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Majority Lenders.  Notwithstanding the foregoing, no amendment to the Financial Covenants or any of the defined terms used therein shall occur without written consent of the Majority Lenders; provided however, that neither the definition of “Asset Value” nor the terms of §9.3 shall be amended without the written consent of each Lender. Further, notwithstanding the foregoing, subject to §13.9, no change shall occur with respect to the identity of the Agent without the written consent of the Majority Lenders.  Further, notwithstanding the foregoing, none of the following may occur without the written consent of each Lender: a change in the rate of interest on and the term of the Notes; a forgiveness, reduction or waiver of the principal of any unpaid loan or any interest thereon or fee payable under the Loan Documents; a change in the amount of any fee payable to a Lender hereunder; the postponement of any date fixed for any payment (including any date of any required prepayment) of principal of or interest on the Loan; an extension of the Maturity Date; a change in the manner of distribution of any payments to the Lenders or the Agent; the release of Borrower, any Guarantor or any Collateral except as otherwise provided herein; an amendment of the definition of Majority Lenders, of the definition of Required Lenders, or of any requirement for consent by all of the Lenders; any modification to require a Lender to fund a pro rata share of a request for an advance of the Loan made by Borrower other than based on its Commitment Percentage; an amendment to this §26; the extension of an Interest Period to a term of longer than six months, or an amendment of any provision of this Agreement or the Loan Documents which requires the approval of all of the Lenders or the Required Lenders or the Majority Lenders to require a lesser number of Lenders to approve such action.  The amount of the Agent’s fee payable for the Agent’s account and the provisions of §13 may not be amended without the written consent of the Agent.  The Borrower agrees to enter into such modifications or amendments of this Agreement or the other Loan Documents as reasonably may be requested by the Agent in connection with the assignment of Loans provided that no such amendment or modification materially affects or increases any of the obligations of the Borrower hereunder.  No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon.  No course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.  No notice to or demand upon Borrower shall entitle Borrower to other or further notice or demand in similar or other circumstances.  In the event any Lender fails to expressly grant or deny any consent, amendment or waiver sought under this Agreement within ten (10) Business Days of a written request therefor submitted by the Agent, such Lender shall be deemed to have granted to the Agent an irrevocable proxy with respect to such specific matter.

27.           SEVERABILITY.

The provisions of this Agreement are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

28.           NO UNWRITTEN AGREEMENTS.

THE WRITTEN LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

29.           REPLACEMENT OF NOTES.

Upon receipt of evidence reasonably satisfactory to the Borrower of the loss, theft, destruction or mutilation of any Note, and in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to the Borrower or, in the case of any such mutilation, upon surrender and cancellation of the applicable Note, the Borrower will execute and deliver, in lieu thereof, a replacement Note, identical in form and substance to the applicable Note and dated as of the date of the applicable Note and upon such execution and delivery all references in the Loan Documents to such Note shall be deemed to refer to such replacement Note.

30.           TIME OF THE ESSENCE.

Time is of the essence with respect to each and every covenant, agreement and obligation under this Agreement and the other Loan Documents.

31.           RIGHTS OF THIRD PARTIES.

All conditions to the performance of the obligations of the Agent and the Lenders under this Agreement, including the obligation to make the Loans, are imposed solely and exclusively for the benefit of the Agent and the Lenders and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that the Agent and the Lenders will refuse to make advances of proceeds of the Loan in the absence of strict compliance with any or all thereof and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by the Agent and the Lenders at any time if in their commercially reasonable discretion they deems it desirable to do so.  In particular, the Agent and the Lenders make no representations and assume no obligations as to third parties concerning the quality of the construction by the Borrower of any Projector the absence therefrom of defects.

32.           CONFIDENTIALITY EXCEPTION.

Notwithstanding anything to the contrary set forth herein or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, the parties hereto acknowledge and agree that (i) any obligations of confidentiality contained herein and therein do not apply and have not applied from the commencement of discussions between the parties to the tax treatment and tax structure of the transactions contemplated by the Loan Documents (and any related transactions or arrangements), and (ii) each party (and each of its employees, representatives or other agents) may disclose to any and all parties as required, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by the Loan Documents and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure, all within the meaning of Treasury Regulations Section 1.6011-4; provided, however, that each party recognizes that the privilege each has to maintain, in its commercially reasonable discretion, the confidentiality of a communication relating to the transactions contemplated by the Loan Documents, including a confidential communication with its attorney or a confidential communication with a federally authorized tax practitioner under Section 7525 of the Internal Revenue Code, is not intended to be affected by the foregoing.

IN WITNESS WHEREOF, the undersigned have duly executed this Senior Secured Term Loan Agreement as a sealed instrument the date first set forth above.

BORROWER:

CALIFORNIA COASTAL COMMUNITIES, INC., a Delaware corporation

By:	/s/ Raymond J. Pacini
Raymond J. Pacini
Chief Executive Officer

[SEAL]

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

GUARANTOR:

SIGNAL LANDMARK HOLDINGS INC., a
Delaware Corporation

By:	/s/ Raymond J. Pacini
Raymond J. Pacini
Chief Executive Officer

[SEAL]

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

GUARANTOR:

SIGNAL LANDMARK,

a California Corporation

By:	/s/ Raymond J. Pacini
Raymond J. Pacini
Chief Executive Officer

[SEAL]

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

AGENT:
KEYBANK NATIONAL ASSOCIATION, a national banking association, as Agent

By:	/s/ Andrew D. Stickney
Andrew Stickney

[SEAL]

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

LENDERS:

KEYBANK NATIONAL ASSOCIATION, a national banking association, as Lender

By:	/s/ Andrew D. Stickney
Andrew Stickney

[SEAL]

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

WACHOVIA NATIONAL BANK, N.A., AS Syndication Agent and as a Lender

By:	/s/ Brian A. Phillips
Brian A. Phillips
Vice President

[SEAL]

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

FRANKLIN BANK, SSB, as a Lender

By:	/s/ Susan Conrad
Susan Conrad
Senior Vice President

[SEAL]

COMERICA BANK, as a Lender

By:	/s/ Anthony Lopilato
Anthony Lopilato
Senior Vice President – Western Market

[SEAL]

GUARANTY BANK, as a Lender

By:	/s/ Jon M. Larson
Jon M. Larson
Senior Vice President

[SEAL]

Exhibits and Schedules

Exhibit “A”	Form of Note

Exhibit “B”	Organizational Chart of Borrower

Exhibit “C”	Subsidiaries and Joint Ventures

Exhibit “D”	Form of Compliance Certificate

Exhibit “E”	Hedging Agreement

Exhibit “F”	Collateral Assignment of Hedging Agreement

Exhibit “G”	Form of Assignment and Acceptance Agreement

Exhibit “H”	Project Budget

Schedule 1.0	Lenders and Commitment Percentages

Schedule 1.1(g)	Guarantors

Schedule 6.19	Existing or Threatened Litigation

Schedule 6.33(b)	Notices of Environmental Claims

Schedule 6.33(c)	Existing Environmental Reports and Disclosures